--------------------------------------------------------------------------------
       As filed with the Securities and Exchange Commission on December 12, 2002
                                                  Registration No.______________
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               SIONIX CORPORATION
                (Name of registrant as specified in its charter)

           Utah                          3590                     87-0428526
(State or Other Jurisdiction       (Primary Standard          (I.R.S. Employer
     of Incorporation or       Industrial Classification     Identification No.)
        Organization)                Code Number)


                          9272 Jeronimo Road, Suite 108
                                Irvine, CA. 92618
                                 (949) 454-9283
                        (Address and telephone number of
                          principal executive offices)


                                 James J. Houtz
                          9272 Jeronimo Road, Suite 108
                                Irvine, CA 92618
                                 (949) 454-9283
                      (Name, address, and telephone number
                              of agent for service)

                                    Copy to:

                             Robert J. Zepfel, Esq.
                               Haddan & Zepfel LLP
                         4685 MacArthur Court, Suite 220
                             Newport Beach, CA 92660
                                 (949) 752-6100
         Approximate date of commencement of proposed sale of the securities to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier of the effective registration statement for the offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                        CALCULATION OF REGISTRATION FEE
================================================================================================================
                                                            Proposed            Proposed
       Title of                                              maximum             maximum               Amount
      each class                     Amount                 offering            aggregate                of
     of securities                    to be                 price per           offering            Registration
   to be registered                registered               share(1)              price                  Fee
----------------------------------------------------------------------------------------------------------------
Common stock,                      24,967,742               $   0.35           $8,738,710             $2,088.55
   $.001 par value
----------------------------------------------------------------------------------------------------------------
         TOTAL                     24,967,742               $   0.35           $8,738,710             $2,088.55
================================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the closing price on December 5, 2002.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state in which the offer or sale is not permitted.


                        PRELIMINARY PROSPECTUS SUBJECT TO
                      COMPLETION, DATED DECEMBER ___, 2002

                               SIONIX CORPORATION
                        24,967,742 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 24,967,742 shares of Sionix's common stock by certain persons who are, or will become, stockholders of Sionix. Please refer to "Selling Stockholders" beginning on page 14. Of that total, a single stockholder will sell up to 24,935,484 shares of common stock in this offering that it will has received or will receive pursuant to an Equity Line of Credit. Sionix is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to 935,484 shares of common stock purchased, and up to an additional 24,000,000 shares to be purchased, under an Equity Line of Credit Agreement, September 17, 2002.

         o Westrock Advisor, Inc. which intends to sell up to 32,258 shares of common stock to be purchased under a Placement Agent Agreement, dated September 17, 2002.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Sionix 100% of the market price of our common stock (pursuant to the Equity Line of Credit Agreement). Sionix has agreed to pay Cornell Capital Partners, L.P. an underwriting discount equal to 4% of each Advance under the Equity Line of Credit Agreement.

         Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "SINX". On December 5, 2002 the last reported sale price of our common stock was $ .35 per share.

                      THESE SECURITIES ARE SPECULATIVE AND
                         INVOLVE A HIGH DEGREE OF RISK.

              PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 10.

                                   PRICE TO                 PROCEEDS TO SELLING
                                    PUBLIC*                    SHAREHOLDERS

         Per share                  $ .35                      $8,738,710

         TOTAL                      $ .35                      $8,738,710
                                    ========                   ==========
--------------------------------------------------------------------------------

* Based on the closing price on the OTC Bulletin Board on December 5, 2002. This includes the sale of 24,935,484 million shares of common stock by Cornell Capital Partners, L.P. and 32,258 shares to be sold by Westrock Advisor, Inc. All proceeds from the sale of these shares will be paid to the selling stockholders.

         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this prospectus is _________________, 2002.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY........................................................... 1
OUR COMPANY.................................................................. 1
THE OFFERING................................................................. 2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION................................... 4
RISK FACTORS................................................................. 5
FORWARD-LOOKING STATEMENTS...................................................12
SELLING STOCKHOLDERS.........................................................14
USE OF PROCEEDS..............................................................15
DETERMINATION OF OFFERING PRICE..............................................15
DIVIDEND POLICY..............................................................15
DILUTION ....................................................................16
EQUITY LINE OF CREDIT........................................................16
PLAN OF DISTRIBUTION.........................................................19
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................20
DESCRIPTION OF BUSINESS......................................................22
MANAGEMENT...................................................................34
DESCRIPTION OF PROPERTY......................................................34
LEGAL PROCEEDINGS............................................................36
PRINCIPAL SHAREHOLDERS.......................................................36
MARKET PRICE FOR COMMON STOCK AND  STOCKHOLDER MATTERS.......................37
DESCRIPTION OF SECURITIES....................................................38
EXPERTS  ....................................................................38
LEGAL MATTERS................................................................39
AVAILABLE INFORMATION........................................................39
FINANCIAL STATEMENTS.........................................................F-1

         We intend to distribute to our shareholders annual reports containing audited financial statements.

         As used in this prospectus, the terms "we," "us," "our," "the Company," and "Sionix" mean Sionix Corporation, a Utah corporation. The term "selling shareholders" means Cornell Capital Partners, L.P., and Westrock Advisor, Inc., which are offering to sell their shares of Sionix common stock which are being registered through this prospectus. The term "common stock" means our Common Stock, par value $.001 per share, and the term "shares" means the shares of common stock being registered by us through this prospectus.

         The information in this prospectus is qualified in its entirety by reference to the entire prospectus. Consequently, this prospectus, which is contained as part of this registration statement, must be read in its entirety. This is especially important in light of material subsequent events disclosed. Information may not be considered or quoted out of context or without referencing other information contained in this report necessary to make the information considered, not misleading.

         You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities covered by this prospectus in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this prospectus nor any sales made hereunder shall, under any circumstances, create an implication that there has been no change in our affairs since the date hereof.

                               PROSPECTUS SUMMARY

         The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

         Sionix Corporation ("we" or the "Company" ) is a Utah corporation that was incorporated in 1996. The Company designs, markets and has commenced production of equipment for improving the treatment of water for commercial, industrial and public water treatment facilities. Prior to commencement of production, the Company's principal activities have been in the areas of research, development and testing of its products. Our executive offices and principal operations are located at 9272 Jeronimo Road, Irvine, California 92618 and our telephone number is (949) 454-9283. We maintain a website at www.sionix.com.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Sionix. The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to 24,935,484 shares of common stock issued or to be issued under an Equity Line of Credit Agreement, dated September 17, 2002.

         o Westrock Advisor, Inc. which intends to sell up to 32,258 shares of common stock issued under a Placement Agent Agreement, dated September 17, 2002.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $7,500,000. Cornell Capital Partners, L.P. will purchase the shares of common stock for 100% of the lowest closing bid price of our common stock during the five trading days immediately following notice of its intent to make an Equity Line draw. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. We also issued shares of common stock to Westrock Advisors, Inc. Westrock will serve as the placement agent to act as our exclusive agent in connection with the Equity Credit Line. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                24,967,742 shares by selling stockholders

OFFERING PRICE                      Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING (1)             76,008,153 shares

COMMON STOCK OUTSTANDING
AFTER THE OFFERING (2)              100,008,153 shares

USE OF PROCEEDS                     We will not receive any of the proceeds from
                                    the sale of stock by any of the selling
                                    stockholders. Any proceeds we receive from the sale of common stock under the Equity
                                    Line of Credit will be used to finance
                                    acquisitions and general working capital purposes. See "Use of Proceeds."

RISK FACTORS                        The securities offered hereby involve a high
                                    degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."

DIVIDEND POLICY                     We do not intend to pay dividends on our
                                    common stock. We plan to retain any earnings for use in the operation of our business and to find future growth.

OVER-THE-COUNTER
BULLETIN BOARD SYMBOL               SINX
--------------------------------------------------------------------------------


(1)      Based on shares outstanding as of December 1, 2002.

(2) Assumes that all shares registered by this prospectus are issued under the equity line of credit

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

         The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of this prospectus as well as with our Financial Statements and the notes therewith.

                                                         For The Year Ended
                                                         September 30,  2002
                                                              (audited)
                                                              ---------

STATEMENT OF OPERATIONS DATA:

General and administrative expenses                          $ 1,383,876
Total operating expenses                                       1,550,320

Net (loss)                                                    (1,550,320)

Net loss per share - basic and diluted                       $      (.02)

BALANCE SHEET DATA:
                                                          September 30, 2002
                                                              (audited)
                                                              ---------

Cash and cash equivalents                                   $    457,229
Prepaid expense                                                  206,994
Total Current Assets                                             664,355

Property and Equipment                                            28,400
Total Assets                                                     799,586
Accounts payable                                                  78,553
Accrued Expenses                                                   3,517
Total current liabilities                                        203,119
Common stock                                                      74,540
Additional paid-in capital                                    11,074,334

Accumulated (deficit)                                        (10,765,489)
Total stockholders' equity                                       596,467
Total Liabilities and
    stockholders' equity                                    $    799,586

                                  RISK FACTORS

         THE SECURITIES OFFERED ARE HIGHLY SPECULATIVE. YOU SHOULD PURCHASE THEM ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT IN US. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS ALL OTHER INFORMATION IN THIS PROSPECTUS.

         CERTAIN IMPORTANT FACTORS MAY AFFECT OUR ACTUAL RESULTS AND COULD CAUSE THOSE RESULTS TO DIFFER SIGNIFICANTLY FROM ANY FORWARD-LOOKING STATEMENTS MADE IN THIS PROSPECTUS OR OTHERWISE MADE BY US OR ON OUR BEHALF. FOR THIS PURPOSE, ANY STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL FACT SHOULD BE CONSIDERED TO BE FORWARD-LOOKING STATEMENTS. WORDS SUCH AS "MAY," "EXPECT," "BELIEVE," "ANTICIPATE," "INTEND," "COULD," "ESTIMATE," OR "CONTINUE" OR THE NEGATIVES OF THOSE WORDS, IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS APPEAR IN A NUMBER OF PLACES IN THIS PROSPECTUS AND INCLUDE STATEMENTS AS TO OUR INTENT, BELIEF OR EXPECTATIONS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO THE RISKS DETAILED BELOW OR ELSEWHERE IN THISPROSPECTUS, OR DETAILED FROM TIME TO TIME IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. SEE "RISKS ASSOCIATED WITH FORWARD-LOOKING STATEMENTS."

         INVESTORS SHOULD ASSUME THAT, EVEN IF NOT SPECIFICALLY STATED WITHIN THIS DOCUMENT, IF ANY OF THE FOLLOWING RISKS ACTUALLY MATERIALIZE, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF FUTURE OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

                   WE HAVE HISTORICALLY LOST MONEY AND LOSSES
                           MAY CONTINUE IN THE FUTURE

         We have a history of losses. We have incurred an operating loss since inception and had an accumulated deficit of $10,765,489 as of September 30, 2002. We incurred a net loss of $1,243,309, or $ .02 per share for the year ended September 30, 2002. Future losses are likely to continue unless we successfully implement our revised business plan. Our independent auditors have noted that the substantial losses incurred during fiscal years 2002 and 2001, a working capital deficit, and the accumulated deficit raise substantial doubts about our ability to continue as a going concern. Our ability to continue as a going concern will be dependent upon our ability to draw down the Equity Credit Line we have established with Cornell Capital Partners. If we incur any problems in drawing down our credit line, we may experience significant liquidity and cash flow problems. No assurances can be given that we will be successful in reaching or maintaining profitable operations. If we are not successful in reaching and maintaining profitable operations we may not be able to attract sufficient capital to continue our operations. Our inability to obtain adequate financing will result in the need to curtail business operations and will likely result in a lower stock price.

             WE HAVE NEVER GENERATED REVENUES FROM SALES OF PRODUCTS

         Although we have been in business for over six years, we have never sold any products or generated revenues from operations. We have been in a research and development stage from inception, and our products have never been tested in actual field operation by customers. We may never be able to sell any of our products and, if sold, our products may not function properly.

          WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We have relied on significant external financing to fund our operations. Such financing has historically come from the sale of Common Stock. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing, whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing would likely result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

          WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO
            CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added in their audit reports for September 30, 2002 and 2001 a going concern statement. Our ability to continue as a going concern depends on our ability to obtain additional funding. Our inability to obtain adequate financing will result in the need to curtail business operations and you could lose your entire investment. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND
                          MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

        OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT
      MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY
                                  REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

         o        With a price of less than $5.00 per share;

         o        That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock generally must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

                WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of our key executives and consultants, including James J. Houtz, our President. The loss of the services of Mr. Houtz could materially harm our business because of the cost and time necessary to recruit and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Houtz.

                        WE MAY BE UNABLE TO MANAGE GROWTH

         Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

         o Implement changes in certain aspects of our business, including developing a manufacturing and quality control capacity;

         o Enhance our information systems and operations to respond to increased demand;

         o Establish a marketing and customer support capacity and attract and retain qualified personnel; and

         o Develop, train and manage an increasing number of management-level and other employees.

         If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

                  WE EXPECT INTENSE COMPETITION IN OUR INDUSTRY

         Many of our competitors are large, diversified manufacturing companies with significant expertise in the water quality business and contacts with water utilities and industrial water consumers. These competitors have significantly greater name recognition and financial and other resources. We cannot assure you that we will succeed in the face of strong competition from other water treatment companies.

                   CERTAIN ASPECTS OF OUR INDUSTRY ARE SUBJECT
                            TO GOVERNMENT REGULATION

         Treatment of domestic drinking water and wastewater is regulated by a number of federal state and local agencies, including the U.S. Environmental Protection Agency. The changing regulatory environment, including changes in water quality standards, could adversely affect our business or make our products obsolete.

                             POTENTIAL ACQUISITIONS

         Any acquisitions we make could disrupt our business and seriously harm our financial condition. We intend to consider investments in complementary companies, products or technologies. While we have no current agreements to do so, we may buy businesses, products or technologies in the future. In the event of any future purchases, we could: issue stock that would dilute our current stockholders' percentage ownership; incur debt; assume liabilities; incur amortization expenses related to goodwill and other intangible assets; or incur large and immediate write-offs. Our operation of any acquired business will also involve numerous risks, including: problems combining the purchased operations, technologies or products; unanticipated costs; diversion of management's attention from our core business; adverse effects on existing business relationships with suppliers and customers; risks associated with entering markets in which we have limited prior experience; and potential loss of key employees, particularly those of the purchased organizations.

        OUR EQUITY CREDIT LINE AGREEMENT COULD HAVE AN ADVERSE AFFECT ON
            OUR ABILITY TO MAKE ACQUISITIONS WITH OUR COMMON STOCK.

         We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. It may be necessary for our shareholders to approve an increase in our authorized common stock for us to register additional shares of common stock in order to have sufficient authorized shares available to make acquisitions using our common stock. As we issue shares of common stock pursuant to the Equity Credit Line Agreement, we may not have sufficient shares of our common stock available to successfully attract and consummate future acquisitions.

               WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER
                       THE EQUITY CREDIT LINE WHEN NEEDED

         We are dependent upon external financing to fund our operations. Our external financing needs are expected to be provided, in large part, by the Equity Credit Line. However, no assurances can be given that such financing will be available in sufficient amounts. Each advance is limited to $300,000 and there must be at least seven trading days between each advance.

                   WE DO NOT ANTICIPATE PAYING CASH DIVIDENDS

         We have not paid any cash dividends on our capital stock and we anticipate that our future earnings, if any, will be retained for use in the business, or for other corporate purposes. It is not anticipated that any cash dividends on the common stock will be paid in the foreseeable future. See "Dividend Policy" and "Description of Securities."

                    THE OPERATION OF OUR PRODUTS COULD RESULT
                           IN PRODUCT LIABILITY CLAIMS

         We, like any other manufacturer of products that are designed to treat food or water that will be ingested, face an inherent risk of exposure to product liability claims in the event that the use of our products results in injury. Such claims may include, among others, that our products fail to remove harmful contaminants or bacteria, or that our products introduce other contaminants into the water. While we intend to obtain product liability insurance, there can be no assurance that such insurance will continue to be available at a reasonable cost, or, if available, will be adequate to cover liabilities. We do not anticipate obtaining contractual indemnification from parties acquiring or using our products. In any event, any such indemnification if obtained will be limited by our terms and, as a practical matter, to the creditworthiness of the indemnifying party. In the event that we do not have adequate insurance or contractual indemnification, product liabilities relating to defective products could have a material adverse effect on our operations and financial conditions.

RISKS RELATED TO THIS OFFERING

         FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK
             PRICE AND OUR ABILITY TO RAISE FUNDS IN STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all.

         The great majority of the common stock outstanding is freely saleable without restriction. The remaining shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. The shares to be issued to Cornell Capital Partners, L.P., will also be freely saleable without restriction, unless held by our "affiliates." All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

       EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR
                 SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, if we generate net income, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

         THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 24,967,742 shares of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

             THE SALE OF MATERIAL AMOUNTS OF COMMON STOCK UNDER THE
        ACCOMPANYING REGISTRATION STATEMENT COULD ENCOURAGE SHORT SALES
                                BY THIRD PARTIES

         Any significant downward pressure on our stock price caused by the sale of a significant number of shares under the Equity Line of Credit could cause our stock price to decline, thus allowing short sellers of our stock an opportunity to take advantage of any decrease in the value of our stock. Cornell Capital Partners is entitled to cover any short positions only with shares received from us under the Equity Line of Credit.

        OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT
           PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

                THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

        THE ISSUANCE OF SHARES OF COMMON STOCK UNDER THIS OFFERING COULD
                          RESULT IN A CHANGE OF CONTROL

         We are registering 24,967,742 shares of common stock in this offering. These shares represent 24.97% of our authorized capital stock and 32.8% of our issued and outstanding common stock, and it is possible that all such shares will be sold in this offering. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to exert significant influence on Sionix in an election of directors.

         WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY
                           LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. We expect that the equity line of credit will meet our financing needs in large part. However, no assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. If the price and volume decline, then the amount of financing available under the Equity Line of Credit would decline.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements regarding management's plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, (e) our ability to achieve adequate intellectual property protection for our future products and (f) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operation" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

         The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that our products, when completed and introduced into the marketplace, will function properly, that there will be no significant competitive or technological changes in our business, that we will be able to develop a demand for our water treatment products, that our forecasts accurately anticipate market demand, and that there will be no major changes in our operations or in governmental regulations affecting us. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately, and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate, and therefore there can be no assurance that the contemplated results will be realized. In addition, as disclosed elsewhere in the "Risk Factors" section of this prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly from the results contemplated by the forward-looking statements. Increases in the cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures. In light of significant uncertainties inherent in the forward-looking information included in this prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

         We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. Many factors are beyond our ability to control or predict. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under "Risk Factors" or elsewhere in this prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $7.5 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Sionix , except as follows:

         o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors. Cornell Capital Partners, L.P. has advised us that neither it nor its agents has a short position or has had a short position at any time since the Equity Line of Credit was executed on September 17 , 2002.

         o Westrock Advisors, Inc. is a registered broker/dealer retained by us. It has provided advice to us in connection with the Equity Line of Credit. For its services, Westrock Advisors, Inc. received a fee of 32,258 shares of Sionix's common stock, which is equal to $10,000 at a closing bid of $.31 on September 17 , 2002. Greg Martino, President of Westrock Advisors, Inc.., makes the investment decisions on behalf of Westrock Advisors.

                                                    Percentage of
                                                     Outstanding             Maximum
                                 Shares                Shares             Shares to be          Percentage
                              Beneficially          Beneficially            Acquired             Ownership
Selling                       Owned Before          Owned Before            Under the              After
Stockholder                   Offering (1)          Offering (1)         Line of Credit        Issuance (2)
-----------------------------------------------------------------------------------------------------------
Cornell Capital
Partners, L.P.                   935,484                1.2%               24,000,000             24.93%
Westrock Advisors, Inc.          32,258                 *                      32,258               *

----------------------
* Less than .1%


(1) Includes 935,484 shares issued to Cornell Capital Partners and 32,258 shares issued to Westrock Advisors, Inc., on September 17, 2002.

 (2) Percentage of outstanding shares after issuance is based on shares of common stock outstanding as of December 1, 2002, together with the shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.


                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit, which we intend to use for general working capital purposes. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the five consecutive trading days immediately following the advance date (as defined in the Equity Line of Credit Agreement).

         If we are able to draw down the full amount of the equity line of credit, we will receive net proceeds, less offering expenses, of $7,200,000.

                         DETERMINATION OF OFFERING PRICE

         The price at which the shares may actually be sold will be determined by the market price of the common stock as of the date of sale (as defined in the Equity Line of Credit Agreement).


                                 DIVIDEND POLICY

         It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. We do not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

                                    DILUTION

         The net tangible book value of Sionix as of September 30, 2002 was $596,467, or $ .008 per share of common stock. Net tangible book value is determined by dividing the tangible book value of Sionix (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Sionix , our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.35 per share.

         If we assume that Sionix were to issue 24 million shares of common stock under the Equity Line of Credit at an assumed offering price of $0.30 per share, less commitment fees of $288,000 and $20,000 of other offering expenses, our net tangible book value as of September 30, 2002 would have been $7,488,467, or $.076 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.068 per share and an immediate dilution to new shareholders of $0.29 per share.

Assumed public offering price per share                              $.30
Net tangible book value per share before this offering               $.008
Net tangible book value after this offering                          $7,488,467
Net tangible book value per share after this offering                $.076
Dilution of net tangible book value per share
  to new investors                                                   $.224
Increase in net tangible book value per share to
  existing shareholders                                              $.068

                              EQUITY LINE OF CREDIT

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell shares of common stock for a total purchase price of $7.5 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 100% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the advance notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

         The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

         ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. Cornell Capital will retain 4% of each Equity Credit Line Advance as an underwriting discount.

         MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held six trading days after such written notice, at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

         COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $7.5 million or (ii) two years after the effective date of the registration statement.

         MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $7.5 million. The maximum amount of each advance is $300,000.00 per Advance Notice. In addition, in no event will the number of shares issuable to the Investor cause the investor to own in excess of 9.9% of the then outstanding shares of common stock of the Company.

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $7.5 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $.35 per share, then we would issue 21,428,571 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 21.99% of our outstanding capital stock upon issuance. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued under the Equity Line of Credit. That is, as our stock price declines, we would be required to issue a greater number of shares under the Equity Line of Credit for a given advance. This inverse relationship is demonstrated by the following table, which shows the number of shares of our common stock to be issued to Cornell Capital Partners, LP, under the Equity Line of Credit, at various prices.

Purchase Price                        $0.25             $0.30            $.35

Number of Shares required
to draw full draw down
equity line of credit (1)          30,000,000        25,000,000       21,428,571

Total Outstanding (2):             106,008,153       101,008,153      97,436,724

Percent Outstanding (3):              28.3%             24.7%            21.9%

(1) Represents the number of shares of common stock to be issued to Cornell Capital Partners, LP under each scenario as a percentage of the total amount outstanding under such scenario. At present, the authorized capitalization of the Company is 100,000,000 shares, so the Company would be unable to issue more than 23,991,847 shares without amending its Articles of Incorporation.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP. At present, the authorized capitalization of the Company is 100,000,000 shares, so the Company would be unable to issue more than 23,991,847 shares without amending its Articles of Incorporation.

(3) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

         In addition to showing the inverse relationship, the above table also shows that the issuance of shares under the Equity Line of Credit may result in a change of control. If all or a significant block of these shares are held by one or more shareholders working together, then such shareholder or shareholders would have enough shares to assume control of Sionix by electing its or their own directors.

         In addition, in connection with the Equity Line of Credit, we issued 32,258 shares of our common stock to Westrock Advisors, Inc. as a placement agent fee.

         REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

         NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $25,000, consisting primarily of professional fees incurred in connection with registering shares in this offering. In addition, we are obligated to pay an underwriting discount to Cornell Capital equal to 4% of each advance.

         USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of Sionix 's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the prices of Sionix 's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the prices of Sionix 's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 100% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. On each Advance Date, we will pay to Cornell Capital Partners, L.P., 4% of each advance as an underwriting discount. In addition, we have issued to Cornell Capital Partners, L.P. a total of 935,484 shares of our common stock representing a commitment fee of $290,000.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $25,000, a commitment fee of $290,000 payable in 935,484 shares of our common stock, a placement fee of 32,258 shares of our common stock, and a 4% underwriters discount of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Sionix while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners, L.P. can cover any short positions only with shares received from Sionix under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF SIONIX AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

         GENERAL. As of September 30, 2002, the Company had an accumulated deficit of $10,765,489. It can be expected that future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a new business enterprise, many of which the Company cannot control.

         The Company has formulated its business plans and strategies based on certain assumptions of the Company's management regarding the size of the market for the products the Company will be able to offer, the Company's anticipated share of the market, and the estimated prices for and acceptance of the Company's products. Although these plans and assumptions are based on the best estimates of management, there can be no assurance that these assessments will prove to be correct. No independent marketing studies have been conducted on behalf of or otherwise obtained by the Company, nor are any such studies planned. Any future success that the Company might enjoy will depend upon many factors, including factors which may be beyond the control of the Company or which cannot be predicted at this time. These factors may include product obsolescence, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including cost of supplies, personnel and equipment, reduced margins caused by competitive pressures and other factors, and changes in governmental regulation imposed under federal, state or local laws.

         RESULTS OF OPERATIONS (YEAR ENDED SEPTEMBER 30, 2002 COMPARED TO YEAR ENDED SEPTEMBER 30, 2001). During the 2002 fiscal year the focus of the Company's efforts was on preparation for commencement of manufacturing and distribution of its products, including the DAF (Dissolved Air Flotation), Automatic Back-Flush Filtration System, O-Zone Mixing Chamber and other related products.

         The Company is continuing its engineering focus on hardware and water filtration equipment. The Company has completed testing, and has previewed its products with experienced treatment plant managers and certified operators to gauge their level of acceptance. Also, the Company has arranged for lease and maintenance financing for its product lines.

         For the year ended September 30, 2002, the Company reported a loss of $1,243,309, or $.02 per share. This compares with a loss of $1,353,429, or $.02 per share for the year ending September 30, 2001. The slight decrease in the net loss is principally due to substantially reduced research and development expenses, as the Company has largely completed the research and development of its principal products. This was offset to a degree by increased general and administrative expenses, as well as a one-time write-down of intangible assets relating to patents.

         RESULTS OF OPERATIONS (YEAR ENDED SEPTEMBER 30, 2001 COMPARED TO YEAR ENDED SEPTEMBER 30, 2000). For the year ended September 30, 2001, the Company reported a loss of $1,353,429 or $.02 per share. This compares with a loss of $2,414,188, or $.07 per share for the year ending September 30, 2000. The decrease in the net loss is principally due to non-cash expenses for the prior period relating to stock compensation to officers and employees; no stock compensation was paid to officers or employees during the current period, as they became subject to a stock option plan. This was offset by increased legal fees due to increased levels of activity in the pending litigation during the current period, as compared with the prior year. Research and development costs for the year were $176,847, a slight decrease from the prior year.

         LIQUIDITY AND CAPITAL RESOURCES. On September 30, 2002, the Company had cash and cash equivalents of approximately $457,229. The principal source of liquidity has been sales of securities and, to a lesser extent, the settlement of legal claims. Management anticipates that additional capital will be required to finance the Company's operations. The Company believes that anticipated proceeds from sales of securities and other financing activities, plus possible cash flow from operations during the 2003 fiscal year, will be sufficient to finance the Company's operations. However, the Company has no commitments for financing, and there can be no assurance that such financing will be available or that the Company will not encounter unforeseen difficulties that may deplete its capital resources more rapidly than anticipated. Also, the Company may not be able to generate revenues from operations during the fiscal year.

         As of September 30, 2002, the Company had an accumulated deficit of $10,765,489. It can be expected that the future operating results will continue to be subject to many of the problems, expenses, delays and risks inherent in the establishment of a developmental business enterprise, many of which the Company cannot control.

         GOING CONCERN OPINION. We currently have insufficient assets to continue our operations, unless we secure additional financing. As a result of our recent losses, negative cash flows from operations, and accumulated deficits at September 30, 2002, there is doubt about the Company's ability to continue as a going concern.

                             DESCRIPTION OF BUSINESS

         Sionix designs and has commenced production and active marketing of water treatment systems for improvement of the treatment of water for municipalities, wastewater treatment, and industrial wastewater. Prior to commencement of production in late 2002, the Company's principal activities have been in the areas of research, development and testing of its products. The Company was incorporated in Utah in 1996, and its executive offices and principal operations are located at 9272 Jeronimo Road, Irvine, California 92618. Its telephone number is (949) 454-9283, and its website is located at www.sionix.com.

INDUSTRY BACKGROUND

         DEMAND FOR CLEAN WATER. Only about three percent of the world's water is fresh water, and most of that is frozen in ice and snow, leaving only 0.6 percent of all the world's water to be used for human consumption, including agricultural uses. Some of this water can be used again, after it is cleaned. But about 70 percent of all fresh water is used for irrigation, and most of this cannot be recycled. In the U.S. about 30 percent of all irrigation water is groundwater pumped from the High Plains aquifer, now drawn down so far that it will take thousands of years to recharge it naturally. Approximately twenty percent of the fresh water goes to industrial uses, leaving only about ten percent for domestic drinking, cooking, and sanitation. Accordingly, the purification and treatment of municipal drinking water and wastewater to eliminate contaminants injurious to health and the environment is a worldwide concern.

         The water purification industry is highly fragmented, consisting of many companies involved in various capacities, including companies that design fully integrated systems for processing millions of gallons of water for municipal, industrial, and commercial applications. It is estimated that water supply businesses generate approximately $400 billion in revenue worldwide annually. Demand for water purification has continued to grow due to economic expansion, population growth, scarcity of usable water, concerns about water quality and regulatory requirements. Drinking water, regardless of its source, may contain contaminants that can affect the health of consumers. Although municipal agencies and water utilities in the United States are required to provide drinking water which complies with the U.S. Safe Drinking Water Act, the water supplied to homes and businesses from municipalities and utilities may contain high levels of bacteria, toxins and parasites, as well as high levels of chlorine used to eliminate contaminants. The quality of drinking water outside the United States and other industrialized countries is ordinarily much worse, with high levels of contaminants and often only rudimentary purification systems. In the industrialized world, water quality is often compromised by pollution, aging municipal water systems, and contaminated wells and surface water. In addition, the specter of terrorism directed at intentional contamination of water supplies has heightened awareness of the importance of reliable and secure water purification. The importance of effective water treatment is also critical from an economic standpoint, as health concerns and impure water can impair consumers' confidence in food products, and discharge violations can result in significant fines and penalties from regulatory agencies.

         There are approximately 197,060 public rural water districts in the United States. The great majority (94%, or more than 185, 000) of these are considered small to medium-sized public water systems, which support populations of fewer than 10,000 people. On the local level, reports from the Environmental Protection Agency (EPA) list 5,000 to 10,000 of 55,000 communities in the U.S. that are currently in violation of the Safe Drinking Water Act at any given time. Those numbers are expected to increase, as more stringent EPA rules are implemented for small public water systems Those numbers are expected to increase, as more stringent EPA rules are implemented for small public water systems. The Association of Metropolitan Water Agencies estimates that $2 trillion will be needed over the next twenty years for repair, rehabilitation, operation, and maintenance of the U.S. water and wastewater treatment infrastructure. Based on market surveys by the American Water Works Association
(AWWA) and leading engineering-firms, the Company believes that water districts using sand-anthracite filters cannot meet the new US-EPA Surface Water Treatment Rules without massive installations of on-site chemical filter aids and disinfection equipment, such as ozone or ultraviolet.

         On an international level, water supply issues are viewed by many as the next global crisis; while the quantity of available fresh water is relatively fixed, the world population and demand for water is increasing. A World Bank report predicts worldwide expenditures to augment water reserves will exceed $600 billion over the next decade, as demand outstrips available supplies due principally to agricultural development.

         The market for the treatment and purification of drinking water and the treatment, recycling and reuse of wastewater has shown significant growth as world demand for water of specified quality continues to increase and as regulations limiting waste discharges to the environment continue to mount. In 1995, the world spent an estimated $335 billion for the purification of drinking water, wastewater treatment and treatment of industrial process water and fluids.

         EXISTING PURIFICATION SYSTEMS. Until the early twentieth century, municipal water supplies consisted of flowing water directly from the source to the end user with little or no processing. In the late 19th and early 20th century, most larger municipal water systems instituted a form of filtration called "slow sand filtration" to enhance the clarity and esthetics of delivered waters. These municipal water filtration systems, however were extremely large plants that are typically excavated into the landscape of the facility. The surface area required for these filters could vary widely depending on the input quality of the water; generally, this involves extremely large areas or footprints. In a typical treatment facility, the first step adds to the raw incoming water a substance which causes tiny, sticky particles (called "floc") to form - these attract dirt and other particles suspended in the water. This process of coagulation results in the heavy particles of dirt and floc clumping together and falling to the bottom. These heavier particles form sediment which is siphoned off, leaving the clearer water, which passes on to filtration. The most common filtration method is known as "slow sand" or sand-anthracite, in which the water flows into large shallow beds and passes down through layers of sand, gravel and charcoal. The final process is disinfection, which is intended to kill bacteria or other microorganisms left in the water and leave a residual to keep the water safe through the delivery pipes to the customer. Chlorine is the most commonly employed disinfectant, although chloramine, ozone, and ultraviolet (UV) are also used.

         Today's trend in water filtration, due to the higher demands for water and the reduction in clean or relatively clean source waters, is to clarify and heavily filter all municipal water supplies. The smaller municipalities will also be required to meet the added water quality goals of the larger systems and will require the infrastructure to do so. Smaller municipalities ordinarily do not have the technical or financial resources required to design build and operate systems that will meet the new water quality criteria.

         While "slow sand" filtration is by far the most common treatment method used in the United States, it has serious drawbacks. The treatment facilities themselves occupy large tracts of land. The filtration beds are large, shallow in-ground concrete structures, often hundreds of feet long to accommodate large volumes of water. The water being filtered must remain in these beds for a comparatively long time (known as "residence time") in order for low density materials to settle out. The sand and charcoal filtering medium rapidly becomes saturated and clogged. The bed must then be taken off-line and back-flushed, which uses large volumes of water - water which becomes contaminated and is therefore wasted. Additional settling ponds are necessary to "de-water" this waste by evaporation so that the dried solids may be hauled to a landfill.

         The average life expectancy of a treatment plant is about 20 years, after which they must be extensively renovated. Population growth necessitates enlarging old facilities or building new ones, occupying still more valuable land. This process requires lengthy environmental impact studies, long design periods, and complex financing programs to fund costly construction budgets, as lead times usually stretch out for years.

         Aside from cost and logistical issues, however, there are many pathogens resistant to chlorine or small enough to pass through these existing methods of filtration. Illnesses such as hepatitis, gastroenteritis, Legionnaire's Disease, as well as increasingly pervasive chemical contaminants, have become increasingly common.

         One of the more difficult of these problems is monitoring and providing a barrier against microscopic protozoan parasites such as cryptosporidium (3-4 microns in size) and Giardia lamblia oocysts (5-7 microns). These common organisms exist naturally in the digestive systems of livestock and wild animals, and end up in lakes and streams. They have caused severe illness in millions of people in the United States. Conventional "slow sand" water filtration beds, used in most of the nation's public water districts, will not filter out these parasites - the best treatment facilities are only able to remove particles larger than 10-15 microns.

         In recent years, there have been several serious public health emergencies caused by microbes breaking through the filtration barrier in treatment facilities. When ingested, they can cause diarrhea, flu-like symptoms and dehydration. In persons with immune system impairment, the illness can be life-threatening. In 1993, over 400,000 people in Milwaukee, Wisconsin became ill and about 100 people died during a failure in the drinking water filtration system.

         Most bodies of surface water in the United States, many of which supply drinking water, are contaminated with these organisms. They are extremely resistant to disinfection, and increasing disinfectant levels in the attempt to kill them creates a new set of problems. Disinfectants such as chlorine can react with organic matter in the water to form new chemicals known as "disinfection byproducts". These byproducts, of which trihalomethanes (THM's) are the most common, are thought to be health-threatening and possibly cancer-causing. Recent modifications in the EPA-SDWA regulations have addressed minimum acceptable levels of THM's. Therefore, physical removal of the organisms from the water is vitally important to their control.

         The challenge of removing organic matter from water has been at the crux of water treatment since antiquity. Organic matter causes water to be cloudy (turbidity). High levels of turbidity can indicate the presence of pathogens and signal that the filtration process is not working effectively. The presence of high levels of organic matter makes disinfection more difficult and clogs filter media, causing long back flush cycles, which in turn increases the volume of back flush waste-water. In a typical treatment plant, this back flush water can account for up to 20 percent of the raw water volume flowing through the facility.

         Other filtration methods, such as reverse osmosis and activated charcoal, may be required to remove contaminants such as organic and inorganic chemicals, salts, color, odors, and viruses. However, they too are clogged quickly by organic particles in the water. These filter media are comparatively expensive - frequent back flush cycles drastically shorten filter life, thereby increasing the cost of treatment.

         THE COMPANY'S STRATEGY. The Company was formed to develop advanced water treatment technology for public and private potable drinking water systems and wastewater treatment systems, as well as industrial systems, in order to address these issues. In the United States alone there are approximately 200,000 public rural water districts, the great majority of which serve populations of less then 10,000. The Company believes that a substantial portion of these districts operate in violation of the U.S. Safe Drinking Water Act, and those numbers are expected to increase as more stringent Environmental Protection Agency rules for small public water systems become effective. In addition, urbanization in the third world and the spread of agricultural activities has increased the demand for public water systems. The company has initially targeted (1) small to medium public water districts that provide communities with drinking water or sewage treatment service and (2) water reclamation systems of commercial-industrial clients that create and dispose of contaminated wastewater.

         The Sionix system is a sealed unit, thus preventing tampering or incursion by bio-terrorism or airborne contaminants due to the steel container in which the Sionix system is assembled. Should catastrophic damage be incurred, a replacement unit may be installed within a few days rather than many months or years with in-ground systems.

PRODUCTS AND TECHNOLOGY

         DISSOLVED AIR FLOTATION. Dissolved air flotation, or DAF, has been used in water and wastewater treatment for more than eighty years, primarily in Europe. Some of the first systems installed in the 1920's are still in operation in Scandinavia. The DAF method involves injecting microscopic bubbles of air under pressure into the water being treated. The air molecules bond with organic matter in the water, and because of their lightness, the clumps float to the surface, where they are skimmed away. Over the eight decades this technology has been utilized, various improvements have been made in the technology. Until recently, it has not been utilized widely in the United States, and then primarily for wastewater treatment.

         SIONIX DAF-225 WATER TREATMENT SYSTEMS. The dissolved air flotation system developed by Sionix employs patented technology. It removes upwards of
99.5 percent of the organic particles in water, and provides an absolute barrier against microbial contaminants such as cryptosporidium and Giardia lamblia. Each DAF-225 Water Treatment System is a highly efficient, self-contained water treatment system or pre-treatment process using ordinary air, with minimal chemical filter aids. This helps ordinary filters meet new USEPA Safe Drinking Water Act regulations. Our goal is to provide effective, practical and economical solutions to problems caused by pollution and toxic chemicals that seriously threaten public health and our environment. Sionix's systems significantly reduce the risk of bacterial or parasitic contamination, particularly cryptosporidium, giardia, and e-coli, with minimal or no disinfecting by-products. Our systems are designed for quick installation, easy access for simple maintenance and are cost-effective for even the smallest water utilities or commercial applications. This technology is designed to support public water treatment plants, sewage treatment plants, water reclamation facilities, commercial air conditioning cooling towers, emergency water systems for floods, earthquakes and other natural disasters. The Sionix system occupies a small footprint, is self-contained and portable. Equally important, in most cases, it does not require costly and time consuming environmental studies.

         The Company's DAF Particle Separator utilizes and refines this technology for a highly efficient pre-treatment process using ordinary oxygen. In addition, it helps ordinary filters meet new EPA Safe Drinking Water Act
(SDWA) regulations and eliminates potentially cancer-causing disinfection by-product precursors while reducing the risk of bacterial or parasitic contamination, particularly THM's, cryptosporidium and giardia. The Company's patented equipment systems are designed for quick installation, easy access for simple maintenance and to be cost-effective for even the smallest water utilities or commercial applications.

         By reducing turbidity to extremely low levels, the Sionix system remediates against disinfection byproducts such as Trihalomethanes (THM's). Used in conjunction with filtration or disinfection technology which may be required by specific raw water conditions, it reduces back-flushing cycle times, thereby lengthening the life of post-DAF equipment.

         Completely modular, the Company customizes each system installation with filtration and disinfection options appropriate for the user. The entire unit is built into a standard thirty-foot or forty-foot ISO transportable container, making it easy to move by truck, train, plane, helicopter, or ship. Standard configuration includes a small control and testing laboratory located in the front of the container. The addition of a generator module makes the system self-powered. The customer can operate and control the entire system from a remote site via hardwired or wireless communications.

         Sionix builds its systems for quick installation (typically under 48 hours) and ease of maintenance. A comprehensive service and maintenance program (part of all equipment leases) includes a standard upgrade path.

         A single unit will produce a minimum of 200 gallons of potable water per minute (about 288,000 gallons per day), enough for a community of 2,400 people and its infrastructure - which is about 500-600 homes in the United States, based on U.S. Government guidelines. It is important to note that per capita usage of water in the U.S. is among the highest in the world. Two or more units can be ganged together for increased capacity.

         The Sionix water purification systems are ideal for small to medium-sized potable water treatment utilities. They serve equally well in commercial/industrial uses where incoming process water must be treated to high levels of purity, or wastewater must be decontaminated before discharge. The products also address water quality issues faced by commercial and industrial facilities that process water or produce toxic wastewater, such as food and beverage processing plants, dairy products facilities, and fresh water aquaculture installations, such as fish farms.

         A major problem facing the water treatment industry is the difficulty in monitoring and disposing of microscopic parasites such as Cryptosporidium (4-5 microns) and Giardia cysts (7-12 microns), common chlorine-resistant organisms that have infected millions of people in the United States. Sand-anthracite water filtration beds, in use in most of the nation's public water districts, will not filter out these parasites and experience frequent breakthroughs of Cryptosporidium sized particles.

         The Company uses a more efficient method of saturating recirculated post-filter water with excess dissolved air, and injecting this excess air in the form of microscopic bubbles in a DAF particle separator. Pressurized water can hold an excess amount of dissolved air and forms microscopic bubbles when injected into water, which has a lower pressure. A booster pump recirculates a small amount (approximately 10%) of the post-filtered water through the dissolved air-saturation system. Oxygen and nitrogen molecules are transferred directly into the recirculated high-pressure water without forming air bubbles.

         This method of transferring air into water is 100% efficient, and reduces the amount of energy required to saturate recirculated water with excess dissolved air. The Sionix DAF separator provides a denser concentration of white water bubbles. This process requires less energy than a conventional system, and a fraction of the floor space.

         In general, water districts using sand-anthracite filters cannot meet the new EPA Surface Water Treatment rules without a massive increase in on-site chemical filter-aids, additional filtering and the installation of ozone or other disinfection equipment. Plant operators must continually test raw influent water to adjust chemical filter aid dosage properly. Chemical and metal (alum) filter-aids increase sludge volume and landfill disposal problems.

         The Company's systems include automatic computer controls to optimize ozone concentration levels and reduces monthly energy costs. Higher ozone contact concentration levels using smaller sized generators are possible if most of the algae are removed first by DAF. Extended contact time increases collision rate of ionized ozone molecules with negatively charged organic suspended particles. By utilizing the Sionix DAF particle separator to pre-treat the feedwater, less energy is required to create the appropriate amount of ozone. By creating a turbulent flow of water and gas within the mixing chamber, the Company has achieved a much higher saturation with less ozone (and a minimum of excess ozone) than in other mixing methods. This equipment was designed to match flow-throughs with the Sionix DAF particle separator, can also be manifolded to create more flow-through, is installed, not constructed, and can be used with or without the DAF system, depending on the quality of the feedwater.

MARKETING AND CUSTOMERS.

         THE MARKET. The potable water market includes residential, commercial, and food service customers. Demand is driven both by consumers' desire to improve the taste and quality of their drinking water and by the expanded concern of regulatory agencies.

         It is estimated that one billion people in the world do not have safe drinking water. There is significant market potential in Asian, Pacific and Latin American countries, where the quality of drinking water has been found to be severely deficient in several regions. Outbreaks of cryptosporidium and giardia cyst in the United States and Australia have also raised health concerns in major developed countries. Water safety concerns have driven the growth of the consumer bottled water market to over $2 billion in the United States, as well as the growth in the water filtration market.

         In the United States, the Company plans to initially target the established base of small to medium water providers, as well as industrial users (such as the dairy industry, meat and poultry producers, cruise ship operators, food and beverage processors, pharmaceuticals, cooling tower manufacturers and oil and gas producers)and disaster relief agencies with a need for a clean, consistent water supply. Outside the United States, the Company plans to market principally to local water systems and international relief organizations.

         The Company's marketing efforts emphasize that its products are easily expandable and upgradable; for example, adding ozone and microfiltration equipment to a DAF unit is similar to adding a new hard drive to a personal computer. Each piece of equipment comes with state-of-the-art telemetry and wet-chemistry monitoring that expands as the system does. The Company plans to provide lease financing for all of its products, not only making it easy for a customer to acquire the equipment, but also guaranteeing that the customer will always have access to any refinements and improvements made to the Company's products.

         Pilot study requirements and potential adverse environmental effects can generally be more easily addressed with Sionix' prepackaged plant approach. The company's initial approach to the market place is to supply the best of practice process for the largest number of water types encountered. The following is a brief description of the types of customers to be targeted:

                  DOMESTIC WATER UTILITIES. There are approximately 197,060 public rural water districts in the United States. The great majority (94%, or more than 185,000) of these are considered small to medium-sized public water systems, which support populations of fewer than 10,000 people. Reports of the EPA in the Federal Registry list over 50,000 communities in the United States that are currently in violation of the Safe Drinking Water Act. These numbers are expected to increase, as more stringent EPA rules for small public water systems become effective. Many of these systems do not have the financial capability to reach compliance with these rules. The burden of acquiring additional land, the time and money involved in environmental impact studies, and the actual construction costs of extensive, permanent in-ground facilities have created a situation where it is extremely difficult for many of these utilities to come into compliance.

                  The Company believes that the Sionix system can provide a comprehensive solution for these utilities. It avoids most of the above problems, occupies a small footprint, is self-contained and portable. Equally important, in most cases, it does not require costly and time consuming environmental studies.

                  INDUSTRIAL WASTEWATER PURIFICATION. Many industries use water in their manufacturing process which results in contamination. This wastewater must be treated and purified before it can be reused or released into the ocean or streams. Principal markets are: pharmaceutical manufacturers, producers of paper products, the dairy industry, and silicon chip manufacturers. The small footprint, low cost, and predictably efficient output of the Sionix DAF system make it an excellent choice for customers in these markets.

                  FOOD AND BEVERAGE INDUSTRY. The production of beer and wine, soft drinks, and food products require water of a specific purity that must be controlled and monitored as part of the production process. The food service industry has an increasing need for consistent global product quality. Food service includes water used for fountain beverages, steam ovens, coffee and tea. Specifically, restaurants have become increasingly aware of the need for water filtration to control the taste and quality of the water used in their businesses. The Sionix DAF system is well adapted to this need; its built-in SCADA (Supervisory Control and Data Acquisition) monitoring system enables real-time control over process water purity.

                  HEALTHCARE INDUSTRY. Hospitals require clean, uncontaminated water for their normal day-to-day operations. They also produce contaminated water that may require treatment before being reused or released. The Sionix DAF system will process waste-water to a specific and controlled purity. The systems can be used to filter water going into or coming out of use. In such exacting situations, the customer may be able to reuse contaminated water or ensure decontamination before discharge.

                  WASTEWATER UTILITIES (SEWAGE TREATMENT).The Sionix DAF system will treat any degree of contamination. Sewage overflows are a major problem in many communities. The DAF unit can function as a cost-effective emergency alternative to mitigate the problem of overflows.

                  MILITARY MARKETS. Rapid deployment of large numbers of troops requires a reliable water supply on short notice, often under very arduous conditions. Also, permanent military facilities frequently lack a predictably pure water supply. Challenges include the threat of unexpected contamination by dirt, chemicals, or other foreign material. The ease of transport, speed of setup, and high reliability of the Sionix DAF unit should serve this market. Furthermore, the Sionix system is a sealed unit, thus preventing tampering or incursion by airborne contaminants. The steel ISO container in which the Sionix system is built also protects it from small arms' fire. Bacterial contaminants are removed by the DAF system, and customized barriers can be added for special situations.

                  THIRD-WORLD MARKETS. In addition to the domestic market, fast spreading urbanization in third-world countries has created a growing demand for public water systems. Most of the fatal waterborne illnesses occur in these countries. Industrial and agricultural contamination of water supplies is epidemic because environmental controls are neither adequate nor well enforced. The need for affordable and easily installed water purification systems which will remove pernicious bacterial and parasitic contamination of ground and surface water supplies is extensive, as documented in the United Nations report, "The Global Water and Sanitation Assessment 2000."

                  EMERGENCIES AND NATURAL DISASTERS. During natural disasters such as earthquakes, floods, hurricanes, and tornadoes, it is the role of the National Guard and the Federal Emergency Management Agency
         (FEMA) to assist local authorities with emergency services. Damage to local utilities can disrupt the drinking water supply and cause the failure of wastewater (sewage) treatment plants. The Sionix system can help address both of these problems. The system is completely self-contained, can be easily transported from place to place, is highly efficient, and can be equipped with its own power package.

                  DESALINIZATION. Reverse osmosis (RO) is among the most efficient desalinization processes available today. An RO desalinization system requires prefiltration to reduce clogging of the filter membrane by organic matter. Placed in front of an RO filter unit in a desalinization system, the Sionix DAF unit will greatly lengthen the time between costly back-flushes and prolong the life of the RO filters.

         MARKETING. Sionix plans to market its products through participation in industry groups, selected advertising in specialized publications, trade shows, and direct mail. Ultimately, each of the first 20-plus systems built will be a reference site for one of the primary market segments. Sionix initially will utilize in-house marketing in conjunction with outsourced marketing consultants. For worldwide marketing, discussions are currently underway with established marketing firms in Singapore (for the Pacific Rim) and in Mexico.

PATENTS

         The Company holds seven U.S. patents on technology incorporated into the Sionix Particle Separator Treatment System and related components. One patent covers an automatic backflushing system using air pressure to activate the valves and another concerns the ozone mixing system. The Company also holds several patents on the inline wet-chemistry water quality monitoring system, and regularly processes new patent applications. The extent to which patents provide a commercial advantage or inhibit the development of competing products varies. To some extent, however, the Company is required to rely upon common law concepts of confidentiality and trade secrets, as well as economic barriers created by the required investments in tooling and technical personnel and the development of customer relationships, to protect its proprietary products.

COMPETITION

         The Company's products will compete with other producers of water filtration and purification equipment, such as U.S. Filter and Cuno, Inc., many of which are more established and have significantly greater resources. The Company will also compete with large architectural/engineering firms that design and build water treatment plants and waste water facilities. In addition to conventional methods such as chlorination and ozonation, the Company's products may also compete with other new technologies for water filtration. Competitive factors include system effectiveness, operational cost, practicality of application, pilot study requirements and potential adverse environmental effects. In competing in this marketplace, the Company will have to address the conservative nature of public water agencies and fiscal constraints on the installation of new systems and technologies.


REGULATORY MATTERS.

         Process water treatment plants and wastewater plants must comply with clean water standards set by the Environmental Protection Agency under the authority of the Clean Water Act and standards set by states and local communities. In many jurisdictions, including the United States, because process water treatment facilities and wastewater treatment systems require permits from environmental regulatory agencies, delays in permitting could cause delays in construction or usage of the systems by prospective customers.

         In 1974, the Safe Drinking Water Act (SDWA) was passed. It empowered the EPA to set maximum levels of contamination allowable for health-threatening microbes, chemicals, and other substances which could find their way into drinking water systems, and gave the agency the power to delegate enforcement.

         By 1986, Congress was dissatisfied with the speed with which the EPA was regulating and enforcing contaminant limits. The SDWA revision that year set rigid timetables for establishing new standards and ordered water systems to monitor their supplies for many substances not yet regulated by EPA standards. Additionally, it limited polluting activities near public groundwater wells used as drinking water sources - an acknowledgment of the growing threat to underground water supplies. It named 83 contaminants and set out a program for adding 25 more every three years, as well as specifying the "best available technology" for treating each contaminant.

         The timetable for imposing these regulations was rigid and tended to treat all contaminants as equally dangerous, regardless of relative risk. The cost to water districts for monitoring compliance became a significant burden - especially to small or medium-sized districts. The 1986 law authorized the EPA to cover 75 percent of state administrative costs, but in actuality, only about 35 percent was funded. By 1993, the EPA reported that more than 16,000 community systems were out of compliance with the act, but state regulators had taken enforcement action against fewer than 9 percent of the violators.

         Congress updated the SDWA again in 1996, improving on the existing regulations in two significant ways. First, they changed the focus of contaminant regulations to reflect the risk of adverse health effects, the rate of occurrence of the contaminant in public water systems, and the estimated reduction in health risk resulting from regulation. Along with this, a thorough cost-benefit analysis must be performed by the EPA, with public health protection the primary basis for determining the level at which drinking water standards are set. Second, states were given greater flexibility to implement the standards while arriving at the same level of public health protection. In addition, a revolving loan fund was established to help districts build necessary improvements to their systems.

RESEARCH AND DEVELOPMENT.

         The Company invests significantly in the development of products for new applications. Only direct costs associated with tooling for new products are capitalized. All other costs, including salaries and wages of employees included in research and development, are expensed as incurred. Most of the Company's research and development efforts are in connection with development and refinement of the DAF Particle Separator and related components.

RAW MATERIALS.

         Materials and components to be used by the Company for manufacturing will be carefully selected based on stringent specifications for usage and operating conditions. Every effort will be made to specify parts from multiple sources for independence from manufacturers and distributors. In developing its products, the Company has avoided using hard-to-get special parts to further minimize dependency from vendors. Simplicity in design and the use of common, widely used and readily available components is emphasized.

DESCRIPTION OF PROPERTY

         The Company's office/manufacturing facility is located in Irvine, California and is leased pursuant to a lease expiring in July of 2004. The facility consists of approximately 3,400 square feet, including office area and adjoining manufacturing/ warehouse area. Management believes the Company's facility will provide adequate space for its office, product assembly and warehouse activities, although it may lease additional space for component assembly and warehouse uses, depending on demand. The Company believes that suitable additional space will be available to accommodate planned expansion.

EMPLOYEES.

         The Company has four full-time employees, none of whom are covered by any collective bargaining agreement. The Company considers its relationship with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         Our directors, executive officers and key employees are as follows:

         Name              Age         Positions
         ----              ---         ---------

         James J. Houtz    62          President, Chief Operating Officer and a
                                        Director

         Joan C. Horowitz  59          Secretary, Treasurer and a Director

         Robert E. McCray  66          Chief Financial Officer and a Director

         Rodney Anderson   74          Director

         Lawrence Stocker  50          Vice President-Marketing

         Mr. Houtz has been President, Chief Operating Officer and a director of the Company since March 1998. For more than five years prior to that time he was a self-employed consultant in the areas of engineering and new product development.

         Mr. McCray has been Chief Financial Officer and a director of the Company since July 1998. Prior to that time he was employed by San Clemente Hospital and Medical Center, as Supervisor-Accounts Payable and Supervisor-Data Processing

         Ms. Horowitz has been Secretary/Treasurer and a director of the Company since April 1998. Prior to that time she was employed by Coldwell Banker in office management.

         Mr. Anderson has been President of R.J. Metal Products, Anaheim, California, for the past 20 years, and has been engaged in the engineering and manufacturing of metal products for 50 years. He has served on the Board of Directors since 2001. He has also served on the board of directors of three corporations.

         Mr. Stocker has been Vice President- Marketing of the Company since 2002. Before joining the Company, he was Executive Vice President of Beckloff Biomedical Ventures, LLC, a pharmaceutical consulting group specializing in drug company approval and FDA relationships. Prior to that he was Vice President for Business Development of Syntel, Inc., an information technology consulting firm.

         Mr. Houtz and Ms. Horowitz are husband and wife.

         Mr. Houtz is employed pursuant to an Employment Agreement, expiring in September 2003. The agreement currently provides for salary to Mr. Houtz of $131,000 per year, which amount is increased by 10% each year.

EXECUTIVE COMPENSATION

         The following table sets forth certain information concerning the compensation of the four most highly compensated officers of the Company for the past three fiscal years:

                                                                             LONG-TERM COMPENSATION
                                                                  ---------------------------------------------
                                         ANNUAL COMPENSATION             AWARDS                   PAYOUTS
                                      --------------------------- -----------------------   -------------------
                                                          OTHER                SECURITIES                 ALL
                                                          ANNUAL   RESTRICTED   UNDERLYING                OTHER
     NAME AND                   FISCAL                    COMPEN-   STOCK        OPTIONS/       LTIP    COMPEN-
PRINCIPAL POSITION              YEAR   SALARY     BONUS   SATION   AWARDS         SARs        PAYOUTS    SATION
------------------              ----   ------     -----   ------   ------         ----        -------    ------
James J. Houtz, President...    2000   $115,679    -0-      -0-   $ 989,352       -0-            -0-       -0-
                                2001   $101,136    -0-      -0-       -0-    6,171,000 shares    -0-       -0-
                                2002   $131,047    -0-      -0-       -0-         -0-            -0-       -0-

Robert McCray, Chief........    2000   $ 55,080    -0-      -0-     $88,895       -0-            -0-       -0-
  Financial Officer             2001   $ 54,238    -0-      -0-       -0-      583,200 shares    -0-       -0-
                                2002   $ 69,809    -0-      -0-       -0-         -0-            -0-       -0-

Joan Horowitz, Secretary....    2000   $ 21,565    -0-      -0-     $54,739       -0-            -0-       -0-
                                2001   $ 21,275    -0-      -0-       -0-      279,940 shares    -0-       -0-
                                2002   $ 27,411    -0-      -0-       -0-         -0-            -0-       -0-

         The following table sets forth certain information as of September 30, 2002 with respect to options held by the Named Executive Officers. The Company has no outstanding stock appreciation rights, either freestanding or in tandem with options. No options were issued during the past fiscal year.

                                             OPTION VALUES AS OF SEPTEMBER 30, 2002
                                            ---------------------------------------
                 SHARES                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                 ACQUIRED ON   VALUE           OPTIONS AT          IN-THE-MONEY OPTIONS AT
                 EXERCISE    REALIZED      SEPTEMBER 30, 2002      SEPTEMBER 30, 2002 (1)
      NAME       (#)           ($)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------  ------        ---     -------------------------   -------------------------
James J. Houtz.... N/A        -0-        617,100/5,553,900             $117,249 /$1,055,241
Robert McCray..... N/A        -0-          58,320 /524,880               $11,080 /$99,727
Joan Horowitz..... N/A        -0-           27,994/251,946                $5,319 /$47,870


 (1) Assumes that a share of Common Stock was valued at $.34 per share on September 30, 2002 (the closing price on the OTC Bulletin Board). Amounts reflected are based on this assumed price minus the exercise price and do not indicate that shares were sold.

TRANSACTIONS WITH RELATED PARTIES

         During the fiscal year ended September 30, 2002, the Company paid $115,000 to RJ Metal Products, an affiliate of Rodney Anderson, a member of the Board of Directors of the Company, for production manufacturing of the Company's products.

                                LEGAL PROCEEDINGS

         The Company settled an action it had filed against its former President, an entity controlled by him, and certain others, arising out of alleged infringement of certain patents and technology owned by the Company and related issues. The settlement involved, among other things, the cancellation of 7,533,701 shares of Common Stock of the Company held by the defendants; these shares were cancelled during 2002. Certain of the defendants are appealing the settlement, and the appeal is pending. In a related matter, one of the defendants has filed a motion that seeks to have the Company pay damages of up to $100,000 in connection with a restraining order that the Federal court previously issued against him. The Company has posted the potential maximum liability of $100,000 as security bond. This claim is on hold until the appeal described above is resolved.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth ownership information as of September 30, 2002 with respect to all officers and directors and promoters, and each shareholder who beneficially owns more than 5% of the outstanding shares:

Name and Address                    No. of Shares                 Percentage
----------------                    -------------                 ----------

James J. Houtz                      8,848,117(1)                      11.9%
9272 Jeronimo Road, Suite 108
Irvine, CA 92618

Robert E. McCray                      487,833 (2)                       .6%
9272 Jeronimo Road, Suite 108
Irvine, CA 92618

Joan C. Horowitz                       345,043 (3)                      .5%
9272 Jeronimo Road, Suite 108
Irvine, CA 92618

All Directors and Officers             9,680,993                      13%
as a Group (3 Persons)

(1) Includes 1,851,300 shares issuable upon exercise of options that become exercisable within 60 days.

(2) Includes 174,960 shares issuable upon exercise of options that become exercisable within 60 days.

(3) Includes 83,982 shares issuable upon exercise of options that become exercisable within 60 days.

         Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. For purposes hereof, a person is considered to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof. upon the exercise of warrants or options or the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that any such warrants, options or convertible securities that are held by such person (but not those held by any other person) and which are exercisable within 60 days from the date hereof, have been exercised.

                 MARKET FOR COMMON STOCK AND STOCKHOLDER MATTERS

         The Company's Common Stock is listed and traded on the OTC Bulletin Board under the symbol "SINX. The following table represents the high and low bid prices for the Company's common stock for each quarter of the two fiscal years ended September 30, 2002.

         Fiscal 2002                        High                    Low
         -----------                        ----                    ---

         First Quarter                      $.21                    $.12
         Second Quarter                      .27                     .13
         Third Quarter                       .27                     .14
         Fourth Quarter                      .44                     .30

         Fiscal 2001                        High                    Low
         -----------                        ----                    ---

         First Quarter                      $.88                    $.23
         Second Quarter                      .47                     .19
         Third Quarter                       .45                     .12
         Fourth Quarter                      .34                     .19


         There were 1,017 holders of record of the Company's common stock as of September 30, 2002. The Company has never declared or paid any cash dividend on its shares of common stock.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

         Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.01 par value per share. Of this amount, are currently issued and outstanding. The following description is a summary of the capital stock of Sionix and contains the material terms of the capital stock. Additional information can be found in Sionix 's Articles of Incorporation and Bylaws.

         Each holder of our common stock is entitled to one vote per share of common stock standing in such holder's name on our records on each matter submitted to a vote of our stockholders, except as otherwise required by law. Holders of our common stock do not have cumulative voting rights so that the holders of more than 50% of the combined shares of our common stock voting for the election of directors may elect all of the directors if they choose to do so and, in that event, the holders of the remaining shares of our common stock will not be able to elect any members to our board of directors. Holders of our common stock are entitled to equal dividends and distributions, per share, when, as and if declared by our board of directors from funds legally available. Holders of our common stock do not have preemptive rights to subscribe for any of our securities nor are any shares of our common stock redeemable or convertible into any of our other securities. If we liquidate, dissolve or wind up our business or affairs, our assets will be divided up pro-rata on a share-for-share basis among the holders of our common stock after creditors and preferred shareholders, if any, are paid.

                                     EXPERTS

         The financial statements of Sionix incorporated herein have been so incorporated in reliance upon the reports of Kabani & Company, Inc., independent certified public accountants, given upon their authority as experts in auditing and accounting (which contains an explanatory paragraph regarding Sionix's ability to continue as a going concern).

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Haddan & Zepfel LLP, Newport Beach, California.

                              AVAILABLE INFORMATION

         We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to Sionix Corporation and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N. W., Room 1024, Washington, D. C. 20549. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at Sionix Corporation, 9272 Jeronimo Road, Suite 108, Irvine, CA 92618. We will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we make available to our shareholders annual reports, including audited financial statements, unaudited quarterly reports and such other reports as we may determine.

                               SIONIX CORPORATION

                          INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report..................................        F-1

Balance Sheet.................................................        F-2

Statements of Operations......................................        F-3

Statements of Stockholders' Deficit...........................        F-4

Statements of Cash Flows......................................        F-7

Notes to the Financial Statements.............................        F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
Sionix Corporation

We have audited the accompanying balance sheet of Sionix Corporation (a Utah corporation) as of September 30, 2002 and the related statements of operations, stockholders' equity, and cash flows for the years ended September 30, 2002 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sionix Corporation as of September 30, 2002, and the results of its operations and its cash flows for the years ended September 30, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has deficit accumulated from inception amounting $10,765,489 at September 30, 2002 including a net loss of $1,243,309 incurred in the year ended September 30, 2002. These factors as discussed in Note 11 to the financial statements, raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Kabani & Company, Inc.

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS
Fountain Valley, California
November 25, 2002


                                    SIONIX CORPORATION
                               (A Development Stage Company)
                                       BALANCE SHEET
                                    SEPTEMBER 30, 2002


                                          ASSETS
                                          ------

CURRENT ASSETS:
           Cash & cash equivalents                                            $    457,229
           Prepaid expense                                                         206,994
           Other receivable                                                            132
                                                                              -------------
                     Total current assets                                          664,355

PROPERTY AND EQUIPMENT, NET                                                         28,400

OTHER ASSETS
           Restricted cash                                                         100,000
           Deposits                                                                  6,831
                                                                              -------------
                     Total other assets                                            106,831
                                                                              -------------
                                                                              $    799,586
                                                                              =============


                           LIABILITIES AND STOCKHOLDERS' EQUITY
                           ------------------------------------

CURRENT LIABILITIES:
           Accounts payable                                                   $     78,553
           Accrued expenses                                                          3,517
           Accrued interest-related parties                                         24,404
           Notes payable-related parties                                            96,645
                                                                              -------------
                     Total current liabilities                                     203,119

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' EQUITY
           Common stock, $0.001par value ;100,000,000 shares authorized;
               74,540,411 shares issued and outstanding                             74,540
           Additional paid-in capital                                           11,074,334
           Shares to be issued                                                     300,000
           Unamortized consulting fees                                             (86,918)
           Deficit accumulated from inception                                  (10,765,489)
                                                                              -------------
                     Total stockholders' equity                                    596,467
                                                                              -------------
                                                                              $    799,586
                                                                              =============

        The accompanying notes are an integral part of these financial statements.


                                              SIONIX CORPORATION
                                         (A Development Stage Company)
                                           STATEMENTS OF OPERATIONS

                                                                                                         CUMULATIVE
                                                                                                       FROM INCEPTION
                                                                                                    (OCTOBER 3, 1994) TO
                                                                           YEAR ENDED SEPTEMBER 30,     SEPTEMBER 30
                                                                            2002             2001            2002
                                                                       -------------    -------------   -------------
REVENUES                                                               $          -     $          -    $          -

EXPENSES:

General and administrative                                                1,383,876        1,242,497       8,221,310
Research and development                                                     68,550          176,847       1,285,143
Impairment of intangible assets                                              76,736                -       1,117,601
Depreciation and amortization                                                21,158           28,336         375,196
                                                                       -------------    -------------   -------------
                                                                          1,550,320        1,447,680      10,999,250
                                                                       -------------    -------------   -------------

OPERATING LOSS                                                           (1,550,320)      (1,447,680)    (10,999,250)

OTHER INCOME (EXPENSE)
Interest income                                                               7,810            9,596          50,129
Interest expense                                                                  -                -        (110,923)
Interest expense-related parties                                             (3,950)          (7,950)        (95,801)
Legal settlement                                                            323,117          110,486         433,603
                                                                       -------------    -------------   -------------
                                                                            326,977          112,132         277,008
                                                                       -------------    -------------   -------------

LOSS BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                          (1,223,343)      (1,335,548)    (10,722,242)

Income taxes                                                                    900              900           7,200
                                                                       -------------    -------------   -------------

NET LOSS BEFORE EXTRAORDINARY ITEM                                       (1,224,243)      (1,336,448)    (10,729,442)

EXTRAORDINARY ITEM -NET LOSS ON SETTLEMENT OF DEBTS                         (19,066)         (16,981)        (36,047)
                                                                       -------------    -------------   -------------

NET LOSS                                                               $ (1,243,309)    $ (1,353,429)   $(10,765,489)
                                                                       =============    =============   =============


BASIC AND DILUTED NET LOSS PER SHARE BEFORE EXTRAORDINARY ITEM         $      (0.02)    $      (0.02)
                                                                       -------------    -------------

BASIC AND DILUTED NET LOSS PER SHARE FROM EXTRAORDINARY ITEM           $      (0.00)    $      (0.00)
                                                                       -------------    -------------

BASIC AND DILUTED NET LOSS PER SHARE                                   $      (0.02)    $      (0.02)
                                                                       =============    =============

BASIC  AND DILUTED WEIGHTED AVERAGE NUMBER OF COMMON
   STOCK OUTSTANDING                                                     66,338,502       55,603,611
                                                                       =============    =============

                  The accompanying notes are an integral part of these financial statements.

                                                   SIONIX CORPORATION
                                              (A Development Stage Company)
                                      STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2002


                                         COMMON STOCK                                                        DEFICIT       TOTAL
                                   ---------------------  ADDITIONAL     STOCK       STOCK    UNAMORTIZED  ACCUMULATED STOCKHOLDERS'
                                    NUMBER OF              PAID-IN       TO BE    SUBSCRIPTION CONSULTING     FROM        EQUITY
                                      SHARES     AMOUNT    CAPITAL       ISSUED    RECEIVABLE     FEES      INCEPTION    (DEFICIT)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------
Shares issued for cash-Oct 1994        10,000  $     10  $        90          --  $        --  $      --  $         --  $       100

Net loss for period
Oct 3, 1994 to Dec 31, 1994                --        --           --          --           --         --        (1,521)      (1,521)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance  December 31, 1994             10,000        10           90          --           --         --        (1,521)      (1,421)

Shares issued for assignment right  1,990,000     1,990       (1,990)         --           --         --            --           --

Issuance of shares for service        572,473       572      135,046          --           --         --            --      135,618

Issuance of shares for debt         1,038,640     1,038    1,164,915          --           --         --            --    1,165,953

Issuance of shares for cash           232,557       233    1,119,027          --           --         --            --    1,119,260

Issuance of shares for
    subscription note receivable      414,200       414    1,652,658          --   (1,656,800)        --            --       (3,728)

Issuance of shares for future
production cost                       112,500       113      674,887          --     (675,000)        --            --           --

Net loss for the year
ended December 31, 1995                    --        --           --          --           --         --      (914,279)    (914,279)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance December 31, 1995           4,370,370     4,370    4,744,633          --   (2,331,800)        --      (915,800)   1,501,403

Issuance of shares for
     reorganization                18,632,612    18,633      (58,033)         --           --         --            --      (39,400)

Issuance of shares for cash           572,407       573      571,834          --           --         --            --      572,407

Issuance of shares for service         24,307        24       24,283          --           --         --            --       24,307

Net loss for the nine month
    ended September 30, 1996               --        --           --          --           --         --      (922,717)    (922,717)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 1996         23,599,696    23,600    5,282,717          --   (2,331,800)        --    (1,838,517)   1,136,000

Share issued for cash                 722,733       723      365,857          --           --         --            --      366,580

Share issued for service              274,299       274       54,586          --           --         --            --       54,860

Cancellation of shares               (542,138)     (542)    (674,458)         --      675,000         --            --           --

Net loss for the year ended
September 30, 1997                         --        --           --          --           --         --      (858,915)    (858,915)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 1997         24,054,590  $ 24,055  $ 5,028,702  $       --  $(1,656,800) $      --  $ (2,697,432) $   698,525

                       The accompanying notes are an integral part of these financial statements.

                                                          F-4

                                                   SIONIX CORPORATION
                                              (A Development Stage Company)
                                      STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2002


                                         COMMON STOCK                                                        DEFICIT       TOTAL
                                   ---------------------  ADDITIONAL     STOCK       STOCK    UNAMORTIZED  ACCUMULATED STOCKHOLDERS'
                                    NUMBER OF              PAID-IN       TO BE    SUBSCRIPTION CONSULTING     FROM        EQUITY
                                      SHARES     AMOUNT    CAPITAL       ISSUED    RECEIVABLE     FEES      INCEPTION    (DEFICIT)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 1997         24,054,590  $ 24,055  $ 5,028,702  $       --  $(1,656,800) $      --  $ (2,697,432) $   698,525

Share issued for cash               2,810,000     2,810      278,190          --           --         --            --      281,000

Share issued for service              895,455       895       88,651          --           --         --            --       89,546

Shares issued for compensation      2,200,000     2,200      217,800          --           --         --            --      220,000

Cancellation of shares             (2,538,170)   (2,538)  (1,534,262)         --    1,656,800         --            --      120,000

Net loss for the year ended
September 30, 1998                         --        --           --          --           --         --    (1,898,376)  (1,898,376)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 1998         27,421,875    27,422    4,079,081          --           --         --    (4,595,808)    (489,305)

Shares issued for compensation      3,847,742     3,847      389,078          --           --         --            --      392,925

Share issued for service              705,746       706      215,329          --           --         --            --      216,035

Share issued for cash               9,383,000     9,383      928,917          --           --         --            --      938,300

Net loss for the year ended
September 30, 1999-Restated                --        --           --          --           --         --    (1,158,755)  (1,158,755)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 1999         41,358,363    41,358    5,612,405          --           --         --    (5,754,563)    (100,800)

Share issued for cash              10,303,500    10,304    1,020,046          --           --         --            --    1,030,350

Shares issued for compensation      1,517,615     1,518    1,218,598          --           --         --            --    1,220,116

Shares issued for service             986,844       986      253,301          --           --         --            --      254,287

Net loss for the year ended
September 30, 2000                         --        --           --          --           --         --    (2,414,188)  (2,414,188)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 2000         54,166,322    54,166    8,104,350          --           --         --    (8,168,751)     (10,235)

Shares issued for service and
   prepaid expenses                 2,517,376     2,517      530,368          --           --   (141,318)           --      391,567

Share issued for cash               6,005,000     6,005      594,495          --           --         --            --      600,500

100,000 share to be issued for
    cash                                   --        --           --      10,000           --         --            --       10,000

639,509 Shares to be issued for
    debt settlement in 2001                --        --           --     103,295           --         --            --      103,295

Net loss for the year ended
September 30, 2001                         --        --           --          --           --         --    (1,353,429) $(1,353,429)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 2001         62,688,698  $ 62,688  $ 9,229,213  $  113,295  $        --  $(141,318) $ (9,522,180) $  (258,302)

                       The accompanying notes are an integral part of these financial statements.

                                                          F-5

                                                   SIONIX CORPORATION
                                              (A Development Stage Company)
                                      STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                 FROM INCEPTION (OCTOBER 3, 1994) TO SEPTEMBER 30, 2002


                                         COMMON STOCK                                                        DEFICIT       TOTAL
                                   ---------------------  ADDITIONAL     STOCK       STOCK    UNAMORTIZED  ACCUMULATED STOCKHOLDERS'
                                    NUMBER OF              PAID-IN       TO BE    SUBSCRIPTION CONSULTING     FROM        EQUITY
                                      SHARES     AMOUNT    CAPITAL       ISSUED    RECEIVABLE     FEES      INCEPTION    (DEFICIT)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Shares issued for service and
   prepaid expenses                 1,111,710  $  1,112  $   361,603  $       --  $        --  $  54,400  $         --  $   417,115

Shares issued as contribution         100,000       100       11,200          --           --         --            --       11,300

Shares issued for compensation         18,838        19        2,897          --           --         --            --        2,916

Share issued for cash              16,815,357    16,815    1,560,782     (10,000)          --         --            --    1,567,597

 Shares issued for debt settlement  1,339,509     1,340      208,639    (103,295)          --         --            --      106,684

Shares to be issued for services
    related to equity raising -
    967,742 shares                         --        --     (300,000)    300,000           --         --            --           --

Cancellation of shares             (7,533,701)   (7,534)          --          --           --         --            --       (7,534)

Net loss for the year ended
September 30, 2002                         --        --           --          --           --         --    (1,243,309)  (1,243,309)
                                   ----------- --------- ------------ ----------- ------------ ---------- ------------- ------------

Balance September 30, 2002         74,540,411  $ 74,540  $11,074,334  $  300,000  $        --  $ (86,918) $(10,765,489) $   596,467
                                   =========== ========= ============ =========== ============ ========== ============= ============

                       The accompanying notes are an integral part of these financial statements.

                                                          F-6

                                              SIONIX CORPORATION
                                         (A Development Stage Company)
                                           STATEMENTS OF CASH FLOWS

                                                                                                     CUMULATIVE
                                                                                                   FROM INCEPTION
                                                                                               (OCTOBER 3, 1994) TO
                                                                       YEAR ENDED SEPTEMBER 30,     SEPTEMBER 30
                                                                          2002          2001            2002
                                                                     -------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                                             $ (1,243,309)  $ (1,353,429)  $(10,765,489)
Adjustments to reconcile net loss to net cash used in
operating activities:
    Depreciation and amortization                                          21,158         28,336        375,196
    Issuance of common stock for compensation                               2,916             --      1,835,957
    Issuance of common stock for services & prepaid consulting fees       374,015        391,567      1,540,235
    Write-down of obsolete assets                                              --             --         38,862
    Impairment of intangible assets                                        76,736             --      1,117,601
    Loss on settlement of debts                                            19,066         16,981         36,047
    Other                                                                      --             --         40,370
    Increase of other assets                                             (177,008)       (30,118)      (207,126)
    Increase of deposits                                                       --             --         (6,831)
    Increase (decrease) in accounts payable                               (65,002)       205,683        148,553
    Increase (decrease) in accrued interest-related party                   3,950        (63,447)        24,404
    Increase (decrease) in accrued interest                                    --        (15,331)        16,982
    Increase (decrease) in accrued expense                               (110,436)        85,887            384
                                                                     -------------  -------------  -------------
                  Total adjustments                                       145,395        619,558      4,960,634
                                                                     -------------  -------------  -------------
        Net cash used in operating activities                          (1,097,914)      (733,871)    (5,804,855)
                                                                     -------------  -------------  -------------

 CASH FLOWS FROM INVESTING ACTIVITIES
    Decrease (increase) of certificate of deposit                          40,000        (40,000)      (100,000)
    Purchase of patents                                                        --             --       (135,033)
    Purchase of equipment                                                 (14,281)       (11,045)      (239,553)
                                                                     -------------  -------------  -------------
        Net cash provided by (used in) investing activities                25,719        (51,045)      (474,586)
                                                                     -------------  -------------  -------------

 CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of notes to related party                           --             --        345,773
    Repayment of notes payable                                                 --        (50,000)            --
    Repayment of notes payable to related party                           (60,000)       (33,756)       (95,197)
    Issuance of common stock for cash                                   1,567,597        600,500      6,476,094
    Receipt of cash for stock to be issued                                     --         10,000         10,000
                                                                     -------------  -------------  -------------
        Net cash provided by financing activities                       1,507,597        526,744      6,736,670
                                                                     -------------  -------------  -------------

 Net increase (decrease) in cash & cash equivalents                       435,402       (258,172)       457,229

 CASH & CASH EQUIVALENTS, BEGINNING                                        21,827        279,999             --
                                                                     -------------  -------------  -------------

 CASH & CASH EQUIVALENTS, ENDING                                     $    457,229   $     21,827   $    457,229
                                                                     =============  =============  =============

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES:
    Stock issued for consulting services & prepaid                   $     66,462   $    530,368   $    596,830
                                                                     =============  =============  =============
    Acquisition of intangible for debt                               $          -   $          -   $  1,185,475
                                                                     =============  =============  =============
    Settlement of debt with equity                                   $     58,864   $    103,294   $  1,328,111
                                                                     =============  =============  =============
    Shares to be issued in raising equity                            $    300,000   $          -   $    300,000
                                                                     =============  =============  =============

CASH PAID FOR:
    Interest                                                         $          -   $          -   $      2,134
                                                                     =============  =============  =============
    Income taxes                                                     $        900   $        900   $      7,200
                                                                     =============  =============  =============

                       The accompanying notes are an integral part of these financial statements.

                               SIONIX CORPORATION
                          (A DEVELOPMENT STAGE COMPANY)
                        NOTES TO THE FINANCIAL STATEMENTS


1.     ORGANIZATION AND DESCRIPTION OF BUSINESS

       Sionix Corporation (the "Company") was incorporated in Utah in 1985. The Company was formed to design, develop, and market an automatic water filtration system primarily for small water districts.

       The Company is in the development stage and its efforts have been principally devoted to research and development, organizational activities, and raising capital.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       CASH AND CASH EQUIVALENTS

       Cash and cash equivalents represent cash and short-term highly liquid investments with original maturities of three months or less.

       RESTRICTED CASH

       Restricted cash represents a certificate of deposit which matures 180 days from the purchase date. The certificate of deposit is recorded at cost which approximates the market. At September 30, 2002, the certificate of deposit was pledged as collateral under a compensating balance arrangement associated with security bond required by court.

       PREPAID EXPENSE & RELATED PARTY TRANSACTION

       Prepaid expense represents the advance payments made to various companies to build the parts and equipment product. Total prepaid on September 30, 2002 amounted to $206,994, out of which $115,000 was paid to a related Company whose president is in the Board of directors of the Company.

       PROPERTY AND EQUIPMENT

       Property and equipment is stated at cost. The cost of additions and improvements are capitalized while maintenance and repairs are expensed as incurred. Depreciation of property and equipment is provided on a straight-line basis over the estimated five year useful lives of the assets.

       INTANGIBLE ASSETS

       Intangible assets consisted of patents. The Company evaluates intangible assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows. Recoverability of intangible assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. During the fourth quarter of the year ended September 30, 2002, an impairment loss of $76,736 was recognized which represented the total net book value of the patents at that time.

       RESEARCH AND DEVELOPMENT

       Research and development costs are expensed as incurred.

       PROVISION FOR INCOME TAXES

       Deferred taxes are provided for on a liability method for temporary differences between the financial reporting and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized.

       ADVERTISING

       The cost of advertising is expensed as incurred. Total advertising costs were $31,813 and $12,663 for the years ended September 30, 2002 and 2001, respectively.

       STOCK BASED COMPENSATION

       The Company has adopted the disclosure provisions only of SFAS 123 and continues to account for stock based compensation using the intrinsic value method prescribed in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Common stock issued to employees for compensation is accounted for based on the market price of the underlying stock, generally the average low bid price.

       The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

       BASIC AND DILUTED NET LOSS PER SHARE

       Net loss per share is calculated in accordance with Statement of Financial Accounting Standards 128, Earnings Per Share ("SFAS 128"). Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

       Weighted average number of shares used to compute basic and diluted loss per share is the same in these financial statements since the effect of dilutive securities is anti-dilutive.

       FAIR VALUE OF FINANCIAL INSTRUMENTS

       Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

       USE OF ESTIMATES

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       RECLASSIFICATIONS

       Certain items in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period's presentation. These reclassifications have no effect on the previously reported income (loss).

       REPORTING SEGMENTS

       Statement of financial accounting standards No. 131, Disclosures about segments of am enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements. During the years ended September 30, 2002 and 2001, the Company only operated in one segment; therefore segment disclosure has not been presented.

       REVENUE RECOGNITION

       The Company's policy to recognize revenues is in accordance with SEC Staff Accounting Bulletin No. 101, or other specific authoritative literature, as applicable. Accordingly, revenues from products sales are recorded when all four of the following criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the Company's price to the buyer is fixed or determinable; and (iv) collectibility is reasonably assured. The Company's policy is to report its sales levels on a net revenue basis, with net revenues being computed by deducting from gross revenues the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

       The Company's policy for shipping and handling costs, billed to customers, is to include it in revenue in accordance with Emerging Issues Task Force ("EITF") issue No. 00-10, "Accounting for Shipping and Handling Revenues and Costs." The purpose of this issue was to clarify the classification of shipping and handling revenues and costs. The consensus reached was that all shipping and handling billed to customers should be recorded as revenue. Accordingly, the Company records its shipping and handling amounts within net sales and operating expenses.

       The Company has not earned any revenue since its inception.

       ACCOUNTING DEVELOPMENTS

       In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect adoption of SFAS No. 143 to have a material impact, if any, on its financial position or results of operations.

       SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. The Company does not expect adoption of SFAS No. 144 to have a material impact, if any, on its financial position or results of operations.

       In May 2002, the Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS 145 related to the rescission of FASB Statement 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The Company does not anticipate that adoption of SFAS 145 will have a material effect on our earnings or financial position.

       In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity's commitment to an exit plan. The Company does not anticipate that adoption of SFAS 146 will have a material effect on our earnings or financial position.

3.     PROPERTY AND EQUIPMENT

       Equipment and machinery                         $ 189,981
       Furniture and fixtures                             10,710
                                                       ----------
                                                         200,691
       Less accumulated depreciation                    (172,291)
                                                       ----------
                                                       $  28,400
                                                       ==========

       Depreciation expenses for fiscal year ended September 30, 2002 and 2001 were $12,156 and $19,334, respectively.

4.     NOTES PAYABLE - RELATED PARTIES

       The Company has received advances in the form of unsecured promissory notes from stockholders and other related parties in order to pay ongoing operating expenses. These notes are unsecured, bear interest rates up to 13%, and are due on demand. As of September 30, 2002, amounts due to related parties amounted to $96,645. Accrued interest on the notes amounted to $24,404 at September 30, 2002. Interest expense on the notes for the year ended September 30, 2002 and 2001 amounted to $3,950 and $7,950, respectively.

5.     EQUITY LINE OF CREDIT

       On September 17, 2002, the Company entered into an agreement with Cornell Capital Partners, LP (Investor), pursuant to which the Investor will purchase the Company's Common Stock, par value $.001 per share (the "Common Stock"), for an aggregate price of up to Seven Million Five Hundred Thousand Dollars ($7,500,000). The purchase price is set at one hundred percent (100%) of the Market Price during the Pricing Period. Market Price is defined under the agreement as lowest closing Bid Price (as reported by Bloomberg L.P.) of the Common Stock during the Pricing Period.

       The termination date of this agreement is the earliest of: (1) the Investor makes payment of Advances of $7,500,000, (2) any stop order or suspension of the effectiveness of the Registration Statement for an aggregate of fifty (50) Trading Days or (3) the Company shall at any time fail materially to comply with the requirements of the agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor or (4) the date occurring twenty-four (24) months after the Effective Date.

       To induce the Investor to execute and deliver the Equity Line of Credit Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations there under, or any similar successor statute (collectively, the "1933 Act"), and applicable state securities laws.

       During the Commitment Period, the Company shall not, without the prior written consent of the Investor, issue or sell (i) any Common Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance or (ii) issue or sell any warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than the Bid Price on the date of issuance, provided, however, that the Investor is given ten (10) days prior written notice and nothing in this section shall prohibit the issuance of shares of Common Stock pursuant to existing contracts or commitments, upon exercise of currently outstanding options or convertible securities, or in connection with any acquisition. On the date hereof, the Company shall obtain from each officer and director a lock-up agreement, as defined below, in the form annexed hereto as
       Schedule 2.6(b) agreeing to only sell in compliance with the volume limitation of Rule 144.

       On each Advance Date the Company shall pay to the Investor, directly from the gross proceeds held in escrow, an amount equal to four percent (4%) of the amount of each Advance. Under the agreement, upon the execution of this Agreement the Company was to issue to the Investor, shares of the Company's Common Stock in an amount equal to Two Hundred Ninety Thousand Dollars ($290,000) divided by the Closing Bid Price on the Closing Date. Upon the execution of the Agreement the Company was to issue to the Placement Agent shares of the Company's Common Stock in an amount equal to Ten Thousand Dollars ($10,000) divided by the Closing Bid Price of the Company's Common Stock on the date hereof. The Company has disclosed such shares totaling $300,000 in the financial statements for the year ended September 30, 2002 as shares to be issued and reduction from equity amount since it was the cost of raising equity.


6.     INCOME TAXES

       Since the Company has not generated taxable income since inception, no provision for income taxes has been provided (other than minimum franchise taxes paid to the States). Differences between income tax benefits computed at the federal statutory rate and reported income taxes are primarily attributable to the valuation allowance for net operating losses (NOL) and other permanent differences.

       At September 30, 2002, the Company has a net operating loss carryforward for federal tax purposes of $7,286,000, which, if unused to offset future taxable income, will expire beginning in 2008 through 2017.

       The Company has deferred tax assets of $2,914,000 at September 30, 2002 relating to its net operating losses. The Company provided a 100% valuation allowance for these deferred tax assets. The Company recorded no benefit for income taxes during the periods presented. During the periods ended September 30, 2002 and 2001, the Company's total valuation allowance increased approximately $444,000 and $746,000, respectively.

7.     STOCKHOLDERS' EQUITY

       COMMON STOCK

       The Company issued 6,005,000 shares of its common stock for cash in connection with a private placement during fiscal year 2001 at $.10 per share amounting $600,500.

       During the fiscal year 2001, the Company issued 617,376 shares of its common stock for various services at prices from $0.16 to $0.28 per share for total amount of $158,711. In connection with the Company's registration statements on Form S-8, 1,900,000 shares of common stock were issued to consultants at $.19 to $.22 per share for a total amount of $374,174 for the services to be provided through June 2002. The Company has amortized $232,856 of consulting fees through September 30, 2001 and the remaining balance of $141,318 in the fiscal year 2002.

       During the fiscal year 2002, the Company issued 639,509 shares of common stock valued at $103,294 for the outstanding notes which was settled in the prior period.

       During the fiscal year 2002, the Company issued 18,838 shares for compensation amounting to $2,916 and 100,000 shares for a contribution amounting to $11,300. The Company issued 400,000 shares valued at $58,864 to settle debts of $40,000, which resulted in an extraordinary loss of $18,864. The Company issued 300,000 shares valued at $47,820 to settle debts of $30,000, which resulted in an extraordinary loss of $17,820. The Company issued 1,111,710 shares of common stock for services amounting to $362,715, and prepaid consulting expense amounting $86,918 in the fiscal year 2002. The stocks were valued at the average fair market value of the freely trading shares of the Company as quoted on the OTCBB on the date of issuance.

       The Company entered into an agreement with Starz Investments Limited, a Belize International business company to issue and sell up to 7,000,000 shares of the Company's common stock in an offshore transaction under Regulation S. The per share purchase price is 40% of the bid price of the Company's shares of common stock as quoted or the OTC Bulletin Board for five consecutive trading days immediately preceding the date the purchase order is received by the Company. During the year ended September 30, 2002, the Company issued 7,243,094 shares of common stock for this transaction and received cash amounting to $610,897. During the year ended September 30, 2002, the Company issued 9,572,263 shares of common stock under a private placement for a total amount of $966,700, including 100,000 shares of common stock for $10,000 received in the prior year.

       SHARES TO BE ISSUED

       Pursuant to the equity line of credit agreement (Note 5), the Company recorded $300,000 for 967,742 shares to be issued calculated by dividing the fees by the closing bid price of $.31 at the agreement date. The Company has recorded such cost as a reduction from the equity.

       SHARES CANCELLED

       During the year ended September 30, 2002, per a legal settlement, the Company cancelled 7,533,701 shares of common stock issued to the former president and the director of the Company (Note 10). No gain or loss was recorded from this transaction since the transaction was recorded at par value at the time of issuance and reversed the recording of the issuance of the stock at par value.

       COMMON STOCK OPTIONS

       In April 2001, the Company granted options to an employee to purchase 244,892 shares at an exercise price of $0.25. The market price of the shares at the grant date was $0.15 per share. The options vested as follows: 29,434 immediately, May 31, August 31 and November 30, 2001 29,434 each respectively; Feb 28, May 31, Aug 31 and November 30, 2002, 31,789 each respectively. The options expire on April 2010. No options were exercised under the plan through September 30, 2002.

       2001 Executive Officers Stock Option Plan
       -----------------------------------------

       On October of 2000, the company entered into amendments to the employment agreement with each of the executive officers eliminating the provisions of stock bonuses. In lieu of the bonus provision, the Company adopted the 2001 Executive Officers Stock option Plan. The Company reserved 7,576,680 shares for issuance under the plan.

       In April 2001, the Company granted options to purchase 7,034,140 shares to three of the officers vesting at various dates through March 31, 2006. The exercise price of the options is $0.15 per share and the market value at the date of the grant was $.0.15

     A summary of the Company's option activity is listed below:

                                                                           Weighted-         Weighted-
                                                          Weighted-         Average           Average
                                                           Average          Exercise          Exercise
                         Stock             Stock         Remaining          Price of          Price of
  Exercise              Options           Options        Contractual         Options          Options
     Price            Outstanding        Exercisable        Life           Outstanding       Exercisable
--------------------  -----------       ---------------  ----------------  -----------      ------------
   $ 0.15             7,279,032             762,282        4.44 years           $ 0.15          $ 0.15

       The fair value of the warrants was calculated using the Black-Scholes option valuation model with the following weighted-average assumptions for the year ended September 30, 2001: dividend yields of 0%; risk free interest rates of 6%; expected volatility of 100% and expected lives of
       4.9 years.

       The Company has adopted the disclosure-only provisions of SFAS No. 123. Because the exercise price of the options granted was greater than the fair value of the common stock at the grant date, no compensation cost has been recognized. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for the year ended September 30, 2002 and 2001 would have been as follows:


                                                  2002                  2001
                                                  ----                  ----

       Net loss as reported                  $ (1,243,309)         $ (1,353,429)

       Net loss, pro forma                   $ (1,498,316)         $ (1,434,337)
       Basic loss per share as reported      $      (0.02)         $      (0.02)
       Basic loss per share, pro forma       $      (0.02)         $      (0.03)


8.     EARNING (LOSS) PER SHARE

       Earnings (loss) per share were determined by dividing net income for the periods by the weighted average number of both basic and diluted shares of common stock and common stock equivalents outstanding. Stocks to be issued are regarded as common stock equivalents and are considered in diluted earnings per share calculations.

       Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of convertible securities is antidilutive.

9.     LEASES

       On August 6, 1998, the Company entered into a three-year noncancelable-operating lease relating to its office facility which expired on August 30, 2001. On November 16, 2001, the Company extended the lease to October 31, 2004. Rent expense totaled $49,657 and $46,300 during fiscal year 2002 and 2001, respectively. Future minimum rental payments are as follows for the fiscal year ended September 30:

       2003                 42,813
       2004                 44,854
       2005                  3,752
                          ---------
       Total              $ 91,419
                          =========


10.    LITIGATION, COMMITMENT & EXTRAORDINARY ITEM

       LITIGATION:

       A lawsuit which was filed by the Company against its former President, Dascore, LLC, an entity controlled by the former President and in a business related to that of the Company; and a former officer and director of the Company (the "Defendants"), was settled. The Company alleged, that the Defendants had (1) infringed on certain patents owned by the Company, through knowledge gained in their former positions; (2) sold or attempted to sell technology owned by the Company and covered by patents; (3) conspired to convert technology, money and equipment owned by the Company to pay personal expenses, and (4) defrauded the Company and breached their fiduciary duties in connection with their departure by retention of property owned by the Company. As a result of this settlement, the Company recorded a gain of $79,999 in the year ended September 30, 2002, for the settlement award. The Company also recorded $17,618 as an extraordinary gain on settlement of debts for forgiven amount of note payable as per the settlement. In addition, all of outstanding stocks held by the defendants totaling 7,533,701 shares were returned to the Company and cancelled by the Company. However, certain defendants are appealing the settlement. Oral argument is set for December 4, 2002.

       The Company's counsel was served with a motion in the Federal case by the attorneys of Mr. Wade Cowart. The motion seeks to have the Company pay damages of up to $100,000 in connection with a restraining order that the Federal court previously issued against Mr. Cowart. The Company's counsel and the management believe that Wade Cowart will recover little, if anything. The Company posted the potential maximum liability of $100,000 as security bond. This claim is on hold until the appeal on the case described in the above paragraph is completed.

       A malpractice case brought by the Company against its former counsels, Wenthur and Chachas was settled in January 2002. The court granted $20,000 to the defendants. The Company has recorded $50,000; the difference of $70,000 previously recorded expense and the settlement amount, as a gain on settlement in the financial statement.

       An action filed by the Company for professional negligence, malpractice, breach of fiduciary duty and breach of contract against Gilliam, Duncan & Harms, its previous patent counsel was settled in June 2002. The complaint alleged that the patent attorneys represented the Company and Jack Moorehead, former President of the Company, contemporaneously and failed to advise the corporation of the inherent conflict of interest in representing both parties. The action further alleged the patent attorneys aided Moorehead and others in misappropriating the Company's intellectual property and trade secrets. The action went to trial, and in December 2001 a minute order was issued announcing a judgment in favor of Sionix against the defendants. Harms filed a voluntary bankruptcy on December 27, 2001. Sionix filed a Complaint in the U.S. bankruptcy court, alleging claims against Harms and disputing the dischargeability of the debts owed by Harms to Sionix. Upon settlement agreement, the Company received $200,000 as a full and final settlement for this Complaint. The Company has recorded this settlement amount of $200,000 as a gain on settlement in the financial statement. In connection with this case, the Company also received $1,500 as a settlement for dismissal of certain parties from this action.

       The Company was the defendant in a collection action brought by a law firm that had previously represented it, Murphey & Murphey v. Sionix Corporation. The law firm sued the Company for the collection of $156,618 in legal fees. The Company has filed a cross-complaint alleging, among other things, malpractice and breach of fiduciary duty. On September 25, 2002, the Company settled the case with payment terms of $165,000 resulting in a settlement loss of $8,382. The Company paid $145,000 in September 2002 and accrued $20,000 as of September 30, 2002.

       COMMITMENT:

       In October 2000, the Company and the Environmental Products Division of Hoffinger Industries, Inc. ("EPD") entered into a Joint Venture Agreement to form Sionix/EDP (the "Joint Venture"), a limited liability corporation, to develop, market, sell and manufacture water filtration technology products. Pursuant to the terms of the Joint Venture Agreement, the Company's initial contribution was to consist of cash of $12,500 and licensing of its intellectual property in exchange for 51% of all shares of the Joint Venture. EDP's initial contribution included cash of $12,500 and services consisting of manufacturing, assembly, advertising and marketing in exchange for 49% of all shares of the Joint Venture. Any capital contributions beyond the initial contributions were to be borne equally by the Company and EDP. Net profits and losses of the Joint Venture are to be allocated based on the ownership interests. The Board of Directors consists of five directors comprising two members appointed by the Company and two members appointed by EDP. The Company's President had been appointed, as the Chairman of the Board of Directors. The Joint Venture will automatically dissolve two years from the date of incorporation, unless otherwise directed by resolution of the Board of Directors and a concurring vote of the stockholders. Upon dissolution of the Joint Venture, all assets, property and intellectual rights shall become the sole and exclusive property of the Company. EDP will retain the right to obtain a non-exclusive written license to distribute and sell Joint Venture products at a 10% discount. As of September 30, 2002, the Company has not contributed any amount for its share of initial contribution. There was no activity by the joint venture through September 30, 2002.

       EXTRAORDINARY LOSS:

       During the fiscal year 2002, the Company issued 400,000 shares valued at $58,864 to settle debts of $40,000, which resulted in an extraordinary loss of $18,864. The Company issued 300,000 shares valued at $47,820 to settle the debts of $30,000, which resulted in an extraordinary loss of $17,820. The Company also recorded $17,618 as an extraordinary gain on settlement of debts for the forgiven amount of note payable amounting $17,618 per the legal settlement.

11.    GOING CONCERN

       The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company's assets and the satisfaction of its liabilities in the normal course of business. Through September 30, 2002, the Company had incurred cumulative losses of $10,765,489 including current loss of $1,243,309. The Company's successful transition from a development stage company to attaining profitable operations is dependent upon obtaining financing adequate to fulfill its research and development activities, production of its equipment and achieving a level of revenues adequate to support the Company's cost structure. Management's plan of operations anticipates that the cash requirements for the next twelve months will be met by obtaining capital contributions through the sale of common stock and cash flow from operations. However, there is no assurance that the Company will be able to implement its plan. In that regard, on September 17, 2002, the Company entered into an agreement with an investor, pursuant to which the Investor will purchase the Company's Common Stock, par value $.001 per share for an aggregate price of up to Seven Million Five Hundred Thousand Dollars ($7,500,000) (note 5).

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Sionix's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification, (ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Sionix.

         Securities and Exchange Commission Registration Fee      $      2,089
         Printing and Engraving Expenses                          $        100
         Accounting Fees and Expenses                             $       1500
         Legal Fees and Expenses                                  $     20,000
         Blue Sky Qualification Fees and Expenses                 $      1,000
         Miscellaneous                                            $        311
                                                                  --------------

         TOTAL                                                    $     25,000
                                                                  =============

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the fiscal year ended September 30, 2000, the Company sold 10,303,500 shares of Common Stock to approximately 161 purchasers in a private placement, with gross proceeds of $1,030,350.

         During the fiscal year ended September 30, 2001, the Company sold 6,105,000 shares of Common Stock to approximately 70 purchasers in a private placement, with gross proceeds of $610,500.

         During the fiscal year ended September 30, 2002, the Company issued (i) 9,667,000 shares of Common Stock to private investors for cash, at a price of $ ..10 per share, to private investors, many of whom were existing shareholders of the Company, (ii) 100,000 shares to private investors for cash in a private placement received in the prior fiscal year, (iii) 100,000 shares for a cash contribution of $11,300, (iv) 18,838 shares for compensation to an employee,
(iv) 639,509 shares in cancellation of obligations totaling $103,294, which had taken place in the prior year, and (iv) 13,843 shares to a single attorney for legal services rendered.

         The Company believes all of such sales were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4 (2) thereof and Regulation D thereunder.

         In addition, in the fiscal year ended September 30, 2002 the Company issued 6,648,613 shares of Common Stock for cash to a group of investors outside the United States, based on a price equal to 40% of the bid price of the Company's Common Stock for the preceding five trading days. The Company believes this issuance was exempt from the registration provisions of the Securities Act of 1933 by virtue of Regulation S promulgated thereunder.

         As described in "The Offering" elsewhere in this Registration Statement, in September of 2002, in connection with the Equity Line of Credit Agreement with Cornell Capital Partners, L.P., the Company issued 935,484 shares of common stock to Cornell Capital Partners, L.P. and 32,258 shares to Westrock Advisor, Inc.


ITEM 27. EXHIBITS

NO.      DESCRIPTION
---      -----------

3.1      Amended and Restated Articles of Incorporation of the Company (1)

3.2      Amended and Restated Bylaws of the Company (1)

5.1      Opinion of Haddan & Zepfel LLP

10.1 Equity Line of Credit Agreement between Sionix Corporation and Cornell Capital Partners, LP, dated September 17 , 2002

10.2 Placement Agent Agreement between Sionix Corporation and Westrock Advisors, dated September 17, 2002

10.3 Registration Rights Agreement between Sionix Corporation and Cornell Capital Partners, LP, dated September 17, 2002

10.4 Escrow Agreement between Sionix Corporation, Cornell Capital Partners, L.P. Butler Gonzales LLP and Wachovia Bank, N.A.

10.5 Industrial Lease between the Company and The Irvine Company, dated August 6, 1998 (2)

10.6 Amended and Restated Employment Agreement with James J. Houtz, dated October 1, 2000 (3).

23.1     Consent of Kabani & Company, Inc.

23.2     Consent of Haddan & Zepfel LLP (included in its opinion in Exhibit5.1)

(1) Incorporated by reference from Registrant's Registration Statement on Form S-8, filed with the Commission on July 26, 1996, and incorporated herein by reference.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ending September 30, 1999, filed on January 14, 2000.

(3) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ending September 30, 2000, filed on January 14, 2001.

ITEM 28. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

         (iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Irvine, California, on December 12, 2002.

                                                SIONIX CORPORATION.

                                                By: /s/ James J. Houtz
                                                --------------------------------
                                                Name: James J. Houtz, President

         Each person whose signature appears below constitutes and appoints James J. Houtz his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


 Signature                                  Title                      Date
 ---------                                  -----                      ----

(1)  Principal Executive Officer

 /s/ James J. Houtz                         President and a            December 12, 2002
---------------------------------------     Director
James J. Houtz

(2)  Principal Financial and Accounting
     Officer

 /s/ Robert E. McCray                       Chief Financial Officer    December 12, 2002
---------------------------------------     and a Director
Robert E. McCray

(3)  Directors

/s/  Joan C. Horowitz                       Secretary/Treasurer and    December 12, 2002
---------------------------------------     a Director
Joan C. Horowitz

/s/  Rodney Anderson                        Director                   December 12, 2002
---------------------------------------
Rodney Anderson


                                INDEX TO EXHIBITS

Exhibit No.                Description
-----------                -----------

3.1      Amended and Restated Articles of Incorporation of the Company (1)

3.2      Amended and Restated Bylaws of the Company (1)

5.1      Opinion of Haddan & Zepfel LLP

10.1 Equity Line of Credit Agreement between Sionix Corporation and Cornell Capital Partners, LP, dated September 17 , 2002

10.2 Placement Agent Agreement between Sionix Corporation and Westrock Advisors, dated September 17, 2002

10.3 Registration Rights Agreement between Sionix Corporation and Cornell Capital Partners, LP, dated September 17, 2002

10.4 Escrow Agreement between Sionix Corporation, Cornell Capital Partners, L.P. Butler Gonzales LLP and Wachovia Bank, N.A.

10.5 Industrial Lease between the Company and The Irvine Company, dated August 6, 1998 (2)

10.6 Amended and Restated Employment Agreement with James J. Houtz, dated October 1, 2000 (3).

23.1     Consent of Kabani & Company, Inc.

23.2     Consent of Haddan & Zepfel LLP (included in its opinion in Exhibit5.1)

(1) Incorporated by reference from Registrant's Registration Statement on Form S-8, filed with the Commission on July 26, 1996, and incorporated herein by reference.

(2) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ending September 30, 1999, filed on January 14, 2000.

(3) Incorporated by reference from the Company's Annual Report on Form 10-KSB for the fiscal year ending September 30, 2000, filed on January 14, 2001.